UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
_______________________________

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CITIZENS, INC.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2026 ANNUAL MEETING
AND
PROXY STATEMENT

CITIZENS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

You are cordially invited to attend our 2026 Annual Meeting of Shareholders ("Annual Meeting").

WHEN: Tuesday, June 16, 2026 10:00 a.m., Central Time	WHERE: Citizens, Inc. Headquarters 11815 Alterra Parkway, Suite 1500 Austin, Texas 78758
The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available free of charge at www.envisionreports.com/cia

ITEMS OF BUSINESS:

The Annual Meeting is being held to:

(1)    elect each of the 7 director nominees identified in the accompanying Proxy Statement to the Citizens Board of Directors;

(2)    ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for 2026;

(3)    approve, on a non-binding advisory basis, executive compensation (“Say-on-Pay”); and

(4) approve the Company's amended and restated Omnibus Incentive Plan.

In addition to the foregoing, the Annual Meeting will include the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

RECORD DATE:

Close of business on April 17, 2026. You can vote if you were a shareholder on this date.

On or about April 30, 2026, we first mailed the proxy materials or a Notice of Internet Availability of Proxy Materials to shareholders who own our Class A common stock as of the Record Date in connection with our solicitation of proxies for this year’s Annual Meeting of Shareholders. You may also read the proxy materials, our 2025 Annual Report on Form 10-K and our 2025 Annual Report to Shareholders on our website at https://www.citizensinc.com/investors/.

By Order of the Board of Directors

Sheryl Kinlaw
Chief Legal Officer and Secretary

Austin, Texas
April 30, 2026

PROXY STATEMENT SUMMARY

This summary contains highlights about Citizens, Inc. ("Citizens" or the "Company") and the upcoming 2026 Annual meeting of Shareholders, or "Annual Meeting". This summary does not contain all of the information you should consider before voting, so please read the full Proxy Statement carefully before voting as well as our 2025 Annual Report on Form 10-K.

2026 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Tuesday, June 16, 2026, at 10:00 A.M. Central Time
Location:	Our Headquarters - 11815 Alterra Pkwy., Floor 15, Austin, Texas
Record Date:	April 17, 2026
Mail Date:	We intend to mail our shareholders the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about April 30, 2026.

ABOUT CITIZENS

State of Incorporation: Colorado
Principal Executive Office: Austin, Texas
Class A Common Stock Outstanding: 50,553,564 as of April 17, 2026
Registrar & Transfer Agent: Computershare, N.A.
Corporate website: www.citizensinc.com

Citizens is an insurance holding company. Since 1969 it has addressed the life insurance needs of people in the United States, and since 1975, it has extended life insurance offerings to clients worldwide. Through our international insurance subsidiary, we provide insurance benefits to residents in over 80 different countries, and through our domestic insurance subsidiaries, we are licensed to issue insurance products in 43 U.S. states. We pursue a strategy of offering insurance products in niche markets where we believe we are able to achieve competitive advantages.

As of December 31, 2025:

246
Employees

Policyholders
In More Than
80
Countries

3,300+
Producing
Agents

$1.8B Assets

Highest-Ever **$5.43 Billion** Gross Insurance In-force

$189M Diversified Premium Revenues in 2025

2025 Premium Revenue (Geography)

Other
15%
Argentina
7%
Ecuador
8%
Venezuela
8%
Taiwan
8%
Colombia
16%
United States
39%

Our Principal Brands

CICA Life, A.I. ("CICA International"), based in Puerto Rico, is the company that issues our international policies.
The majority of first year premiums in our Domestic Insurance segment are generated from final expense whole life products sold through CICA Life Insurance Company of America ("CLOA").

Security Plan Life Insurance Company ("SPLIC"), based in Louisiana, issues final expense whole life products in Louisiana, Mississippi and Arkansas, which products are intended to cover funeral and burial costs.

2025 HIGHLIGHTS

Historically, our insurance companies have only issued a few products and had limited distribution channels. Domestically, most of our historical growth came from the acquisition of blocks of insurance business rather than new sales. Internationally, we issued mostly endowment products, which pay a maturity benefit if the insured survives the policy term. This has burdened us with contractual high levels of maturities and until recently, with limited products available to replace the maturing business. As a result, from 2017 through 2021, our total premium revenue fell by over $20 million. In 2021, we became a non-controlled company for the first time in over 20 years and under new leadership, our strategy shifted to the pursuit of long-term profitable growth through a 4-pronged strategy: (1) first year sales growth through introduction of new products and new distribution channels, (2) improve policy retention and persistency to keep the business that we get, (3) focused project execution and (4) financial and expense discipline. We believe these factors will lead to growth and profitability.

First Year Sales Increase	Improve Policy Retention	Roadmap Execution	Financial & Expense Discipline

As a result of these efforts over the last several years, in 2025 we experienced our second straight year of total premium revenue growth. Prior to 2024, our total premium revenue had not grown since 2017.

Additionally, our focused execution on our strategic goals in 2025 led to the issuance of $1.1 billion in new insurance - the second highest amount of insurance ever issued within a year and just slightly less than 2024. We also achieved our highest ever total direct insurance in force of $5.4 billion.

FINANCIAL HIGHLIGHTS (2025 compared to 2024)

Summary

Net income before federal income tax increased to $17.5 million in 2025, from $15.0 million in 2024.
The factors that impacted this change were:
•Increase in total premium revenues for the second straight year;
•$2.8 million improvement to investment related gains and losses;
•Increase in net investment income due to our diversified investment strategy; and
•Increase in other income related to strategic issuance of supplemental contracts.
Partially offset by
•$6.4 million increase in total insurance benefits paid or provided primarily due to increased matured endowments in our International Insurance segment; and
•$0.8 million increase in other general expenses due to strategic growth initiatives and increased participation in our equity compensation program in addition to being negatively impacted in 2024 by the accrual of $3.5 million in legal fees awarded to the certain defendants in the trade secret lawsuit.
Financial Condition at December 31, 2025
•Total assets of $1.8 billion.
•Total direct insurance in force of $5.43 billion.
•Total investments of $1.4 billion; fixed maturity securities comprised 89% of total investments.
•No debt.
•Diluted earnings per share of Class A common stock of $0.28.
•Book value per share of Class A common stock of $4.67.
•Adjusted book value per share of Class A common stock of $6.431.

BUSINESS HIGHLIGHTS

As mentioned above, offering new and enhanced products and expanding our distribution are key to achieving our strategic goals. 2025 was a record setting year for Citizens in the following areas:

*Record number of producing agents: increased global network of producing agents, up 22% since December 31, 2024.
*Highest-ever amount of total direct insurance in force - $5.43 billion of total direct insurance in force at December 31, 2025, up 3.9% compared to the same period in 2024.
*Second highest amount of insurance issued in a year of $1.06 billion (slightly less than the $1.14 billion in 2024).
*Record year for total revenues: $255.6 million in full year 2025, up 4% from $245.0 million in 2024.
*Highest ever total quarterly revenues of $72.1 million in the fourth quarter of 2025.
*Direct insurance premiums of $188.8 million in 2025, up 6% from $178.8 million in 2024 driven by sales of our new product offerings and expanded distribution in our Domestic Insurance segment. First year premiums have increased year-over-year for thirteen consecutive quarters.

1 Adjusted book value per of Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period.

ITEMS OF BUSINESS AT OUR 2026 ANNUAL MEETING OF SHAREHOLDERS

PROPOSAL 1

ELECTION OF 7 NOMINEES TO THE BOARD OF DIRECTORS

VOTING STANDARD	OUR BOARD’S RECOMMENDATION	READ MORE STARTING ON PAGE…
Majority of Votes Cast	FOR each Nominee	10

In accordance with our Board refreshment practices, which include a mandatory retirement age and mandatory board service limitation period, each of Jerry D. Davis, Jr., Terry Maness and J. Keith Morgan will retire as of the Annual Meeting. Michael Harwood was elected by the Board in November 2025 to fill an outstanding vacancy and the Board has nominated Sean McLaughlin as a new candidate for shareholder election at the Annual Meeting. The size of the Board will be decreased from 9 directors to 7 directors, which the Board believes is a reasonable size to govern the Company.

Citizens' Nominating and Corporate Governance Committee uses a skill matrix to evaluate whether the skills, attributes and experience of our directors and nominees provide the Company with business acumen and a diverse range of perspectives to engage each other and management to effectively address the Company's evolving needs and represent the best interest of the Company's shareholders.

MEET THE BOARD OF DIRECTOR NOMINEES

	Peter M. Carlson	Christopher W. Claus	Cynthia H. Davis	Michael Harwood	Sean McLaughlin	Jon Stenberg	Mary Taylor
Age as of Annual Meeting Date	62	65	60	66	54	60	60
Director Since:	2025	2017	2021	2025	N/A	2025	2021
Independent?	✓	✓	✓	✓	✓		✓
Key Competencies
C-Level Experience	✓	✓	✓	✓	✓	✓	✓
International			✓		✓
U.S. Life Insurance	✓	✓	✓	✓	✓	✓
Underwriting			✓	✓
Actuarial / Pricing / Risk	✓			✓	✓
M&A / Corporate Strategy	✓
Emerging Technology / AI	✓				✓
Finance / Audit	✓			✓			✓
Distribution / Marketing					✓	✓
Asset Management / Investments		✓				✓
Political Stature							✓

Proxies cannot be voted for a greater number of persons than the number of nominees named herein.

PROPOSAL 2

RATIFICATION OF GRANT THORNTON LLP APPOINTMENT

VOTING STANDARD	OUR BOARD’S RECOMMENDATION	READ MORE STARTING ON PAGE…
Majority of Votes Cast	FOR	27

Grant Thornton LLP is an independent registered public accounting firm with an established relationship with the Company, significant expertise and reasonable fees.

PROPOSAL 3

"SAY-ON-PAY" ADVISORY VOTE

VOTING STANDARD	OUR BOARD’S RECOMMENDATION	READ MORE STARTING ON PAGE…
Majority of Votes Cast	FOR	30

COMPENSATION BEST PRACTICES

Since we became a non-controlled Company in 2021, our Compensation Committee has taken critical steps to enhance our executive compensation program and move towards market best practices and pay-for-performance. The following table summarizes some highlights of our compensation practices that drive our executive officer compensation program:

WHAT WE DO	WHAT WE DON'T DO
+Align our executive short-term and long-term bonus opportunities with Company performance
+Set quantifiable performance objectives that incentivize executives to drive revenue and improve profitability
+Established long-term incentive plan in 2024 that grants performance shares vesting at the end of 3-years only if performance metric is met.
+Change-in-control severance limited to 2x salary and annual cash incentive pay for CEO
+Stock ownership guidelines for CEO and all Section 16 officers
+Annual say-on-pay advisory vote (80% of our shareholders voted in favor of "say on pay" in 2025)
+Incentive-based compensation recovery policy
+Engage independent compensation consultant
+Benchmark executive compensation against peer group that is refreshed regularly

–CEO's employment contract does not provide guaranteed salary increases nor non-performance bonus arrangements; no other employees have employment agreements.
–No “single trigger” change-in-control payout provisions
–No hedging, short sales or pledging of shares by directors or officers
–No supplemental executive retirement plan
–Limited perquisites

PROPOSAL 4

APPROVAL OF AMENDED AND STATED OMNIBUS INCENTIVE PLAN

VOTING STANDARD	OUR BOARD’S RECOMMENDATION	READ MORE STARTING ON PAGE…
Majority of Votes Cast	FOR	47

We are asking our shareholders to approve the Amended and Restated Citizens, Inc. Omnibus Incentive Plan (the "Amended Plan"). A summary of key stock plan data as of April 1, 2026 is set forth below.

Current Plan Approved by Shareholders:	2017
Original Number of Shares Authorized:	3,000,000
Total stock-settled full-value awards outstanding	1,176,309
Shares Remaining *	(97,309)*
New Shares Requested	3,000,000
New term added	Minimum 1-year vesting for grants, with certain limited carve-out

* As of April 1, 2026 there are 59,547 shares remaining available for grant in the original Citizens, Inc. Omnibus Incentive Plan. However, on March 31, 2026, 156,856 performance share units (PSUs) were granted to our executive officers pursuant to our annual long-term incentive plan. The PSU awards are subject to shareholder approval of the Amended Plan and if the Amended Plan is not approved, the PSUs will be cancelled. For purposes of the presentation in the table above, we assume that the Amended Plan is approved and the PSUs issued to the executive officers on March 31, 2026 are not cancelled, and thus the number of "remaining shares" is a negative number.

Other Matters

The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof will also be conducted. The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

HOW TO VOTE

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to submit your proxy or voting instructions as soon as possible. Shareholders of record may vote using any of the following methods:

VOTE IN ADVANCE. Votes submitted in advance must be received by 11:59 p.m. Eastern Time on June 15, 2026. You may vote in advance by any of the following methods:

ONLINE or BY SMARTPHONE:
Go to http://www.envisionreports.com/cia or scan the QR code. Login details are located on your proxy card.

BY TELEPHONE: Call toll-free 1-800-652-VOTE (8683) within the USA, U.S. territories and Canada.
Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the recorded message provides you.

BY MAIL: If you requested printed copies of the proxy materials by mail, you will receive a proxy card, and you may vote by marking, signing and dating your proxy card and returning it in the postage-paid envelope provided by 11:59 p.m. Eastern Time on June 15, 2026. The named proxies will vote your stock according to your directions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your stock in favor of the proposals.

VOTE AT THE MEETING

IN PERSON: You may vote in person at the Annual Meeting. If you are a beneficial owner of our shares (i.e, your stock is held in the name of a bank, broker or other holder of record), admission is based on proof of ownership, such as a recent brokerage statement and voting in person requires you to obtain a proxy, executed in your favor, by such bank, broker or other holder to be able to vote at the Annual Meeting.

If your shares are held in a bank or brokerage account, your bank or broker will provide you with materials and instructions for voting your shares. Please check with your bank or broker and follow the voting procedures they provide to vote your shares.

If you have any questions or require assistance with voting your shares, you may also contact us through Alliance Advisors, LLC at 150 Clove Road, Suite 400, Little Falls, NJ 07424 or +1 (866) 206-7357.

PROXY STATEMENT

The Board of Directors (the “Board”) of Citizens, Inc. (the “Company”) is furnishing you this Proxy Statement to solicit proxies on its behalf for the items to be voted at the 2026 Annual Meeting of Shareholders (“Annual Meeting”).

Date:     Tuesday, June 16, 2026
Time:     10:00 a.m. Central Time
Place:     The Company’s principal executive office at:
11815 Alterra Parkway
Suite 1500
Austin, Texas 78758

The proxies also may be voted at any adjournments or postponements of the Annual Meeting.

The Board is first furnishing the proxy materials to holders of the Company’s Class A common stock on or about April 30, 2026.

All properly executed written proxies and all properly completed proxies submitted by Internet, telephone or mail that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy unless the proxy is revoked prior to completion of voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Other than the approval of the items of business listed above, we do not anticipate that any other matters will be raised at the Annual Meeting.

Only owners of record of shares of Class A common stock as of the close of business on April 17, 2026, the Record Date, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof. Each shareholder of record on the Record Date is entitled to one vote for each share of Class A common stock held by such shareholder on all matters coming before the Annual Meeting. As of close of business on the Record Date, there were 50,553,564 shares of Class A common stock issued and outstanding and entitled to vote at the Annual Meeting.

BOARD OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Holders of our Class A common stock elect all directors annually.

What Am I Voting On?
Holders of our Class A common stock are being asked to elect 7 directors to serve until the next annual meeting of shareholders, or until his or her successor is duly elected and qualified.
                                                                                                                                                                     Each of the director nominees has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board if elected. If for any reason any nominee herein named is not a candidate when the election takes place (which is not expected), the proxy will be voted for the election of a substitute nominee at the discretion of the persons named in the proxy.

Voting Standard:
To be elected, each of the 7 nominees must receive an affirmative vote of a majority of the votes cast in the director's election. Any director failing to receive a majority of votes cast must promptly tender his or her resignation, which will be addressed by us pursuant to our Director Resignation Policy, which is available in the Investors – Corporate Governance section of our website at https://www.citizensinc.com/investors/#corporate-governance.

Abstentions and broker non-votes will be disregarded and have no impact on the vote, other than for establishing a quorum.

☑ The Board unanimously recommends a vote FOR each of the Director Nominees.

HOW OUR DIRECTOR NOMINEES ARE SELECTED

The selection of qualified directors is fundamental to the Board’s successful oversight of Citizens’ strategy and enterprise risks. We seek directors who bring diverse viewpoints and perspectives, possess a variety of skills, professional experiences, and backgrounds, and effectively represent the long-term interests of shareholders. The priorities for recruiting new directors are continually evolving based on the Company’s strategic needs. It is important that the Board remains a strategic asset capable of overseeing and helping management address the risks, trends, and opportunities the Company is facing now and in the future.
Responsibility for Selection of Director Candidates

The Board is responsible for selecting director candidates to stand for election by shareholders. The Board has delegated the screening process for potential directors to the Nominating and Corporate Governance (NCG) Committee.

The NCG Committee considers director nominees who are recommended by its members, by other Board members, by management or by shareholders, as well as those identified by third parties known to the members or management. Additionally, in 2025, the NCG Committee engaged a search firm to conduct a robust national search for new directors.

Upon identifying suitable potential Board members, the NCG Committee then recommends individuals qualified to become Board members to the Board for its consideration.

Qualification Standards for Directors

In evaluating potential nominees to the Board, the NCG Committee has adopted standards related to the qualifications of directors of the Company (the “Director Standards”). The Director Standards include, without limitation, independence, character and core values, ability to exercise sound judgment, diversity, demonstrated leadership, and relevant skills and experience in the areas of corporate needs of the Company.

The NCG Committee uses a skill matrix to evaluate whether the skills, attributes and experience of our directors and nominees provide the Company with business acumen and a diverse range of perspectives to engage each other and management to effectively address the Company's evolving needs and represent the best interest of the Company's shareholders.

Skills Key

Key Competencies
C-Level Experience	Experience serving in a significant leadership position, including as a chief executive officer, chief financial officer, or other senior leadership role, equips directors with valuable insight into organizational behavior and processes and a deep understanding of the various aspects of modern organizations, including strategic planning, financial reporting, compliance, values, and culture.
International	Experience in international business and operations, including exposure to global business cultures, consumer preferences, and economic, regulatory, and political conditions, helps directors oversee our international strategy and markets.
U.S. Life Insurance	Has experience in U.S. life insurance market, including understanding the operational and regulatory challenges facing the Company and perspective on how to address such challenges and help oversee our domestic strategy and markets.
Underwriting	Has experience in life insurance underwriting, which enhances the Board's ability to oversee risks of issuing policies in various markets and provides practical insight into how risk selection, terms and discipline drive profitability and loss performance.
Actuarial / Pricing / Risk	Actuarial, pricing, and risk experience is critical for a board member because it enables informed oversight of the company’s core value proposition—accurately assessing, pricing, and managing risk over time. This competency strengthens the board’s ability to challenge assumptions, evaluate growth and capital strategies, and ensure long‑term financial resilience in a highly regulated and risk‑sensitive business.
M&A / Corporate Strategy	Skilled at identifying and evaluating potential M&A opportunities and capable of helping to ensure that any such opportunity with which the Company is presented align with its strategic plan and risk appetites.
Emerging Technology / AI	Understands the methods employed by the Company to enhance its technological capabilities, as well as the steps necessary to comply with regulations regarding privacy and cybersecurity.
Finance / Audit	Possesses a thorough understanding of accounting concepts and financial statements, enhancing the Board's ability to effectively monitor and advise management with respect to the Company's financial affairs.
Distribution / Marketing	Experience with the distribution and marketing of insurance products, building brand awareness, and enhancing corporate reputation can help directors successfully guide and advise management and oversee related efforts
Asset Management / Investments	Experience in evaluating investment opportunities and strategies, aiding the Board's oversight of investment management functions.
Political Stature	Politicians often have deep knowledge of regulatory frameworks, public policy and government operations, which can help the Company navigate complex regulatory environments and anticipate and adapt to policy shifts and geopolitical risks.

Refreshment and Succession Planning
Citizens' has a robust refreshment policy, which includes the following polices, with any exceptions requiring approval by the Board:
•mandatory retirement - directors will not stand for election after reaching age 75
•directors will serve for a maximum of 12 years

Pursuant to the refreshment policy, the following individuals are retiring from the Board as of the date of the Annual Meeting:
–Chip Davis and Keith Morgan, who each turned 75 this year
–Dr. Terry Maness, who has served on the Board since 2011; Dr. Maness is an audit committee expert and the Chair of the Audit Committee and served more than 12 years to allow him to continue to serve as Chair of that committee until another audit committee expert can become Chair.

The Board also has a succession plan to ensure the members of the Board hold the collective necessary talent to serve the Company and its shareholders. The NCG Committee believes its succession planning and refreshment will allow it to continue important recruitment efforts and identify new skill sets required as the Company’s strategy evolves. As a result of this work:

•Pete Carlson, an audit committee expert, was elected in 2025;
•Michael Harwood, a life insurance actuary, was appointed to the Board in 2025 to fill a vacancy created by the resignation of our former CEO and director, Gerald W. Shields; and
•Sean McLaughlin, who has significant industry experience across multiple product lines and geographic areas, is a current nominee.

The Board believes its new directors will help ensure a seamless transition over the next several years as some directors retire in due course, as well as bolster its expertise as Citizens continues to execute against its key strategic pillars.

Nominations by Shareholders

Our Board has a policy to consider properly submitted shareholder recommendations for candidates for a director position, which candidates must satisfy the Committee Standards. A shareholder wishing to propose a candidate for the Board’s consideration should follow the procedures in our Bylaws pertaining to shareholder nominations and proposals. Shareholder nominations must be submitted to the Company by the deadlines found on page 61.

DIRECTOR NOMINEE BIOGRAPHIES

Directors Currently Serving on our Board:

Jon Stenberg, 60 Citizens' Chief Executive Officer & President

Director since 2025

Other Current Public Boards: 0

Certifications: ChFC, FLMI with distinction (formerly FINRA series 6 / 63 / 7 / 26 / 24)

Education: B.S. – Business Administration, Central Michigan University M.B.A. – University of Pennsylvania, Wharton School of Business
Military Veteran
Key Competencies: C-Level Experience, U.S. Life Insurance, Distribution / Marketing, Asset Management / Investments
Mr. Stenberg was appointed President of Citizens in March 2024 and Chief Executive Officer on July 1, 2024. He is an experienced growth leader in the life insurance industry. Prior to Citizens, he served as a partner of Blackbird International, consulting several companies in the life insurance industry. Prior to this, Mr. Stenberg served as Executive Vice President, Individual Life Division of Symetra Life Insurance Company where he was responsible for all aspects of the life insurance division. Prior to Symetra, Mr. Stenberg served as General Manager, Executive Vice President of Ameriprise Financial, where was also responsible for all aspects of the life insurance division. He has also served as Head of Retail Insurance, Senior Vice President, of New York Life, Head of Insurance, Executive Director – President of UBS Insurance Agency, Life Insurance Sales VP at Lincoln Financial Group, and Regional Marketing Director at AETNA’s life division.
As our CEO, Mr. Stenberg serves as a non-independent director and is not paid for serving on the Board.

Peter M. Carlson, 61 Independent Director
Retired CEO, CFO and COO
Director since 2025
Other Current Public Boards: 1 - White Mountains Insurance Group
Certifications: CPA
Education: B.S. – Accounting, Wake Forest University
Key Competencies: C-Level Experience, U.S. Life Insurance, M&A / Corporate Strategy, Emerging Technology / AI, Finance / Audit
Mr. Carlson served as director and CEO of Spectral AI, a predictive AI company focused on medical diagnostics in wound care, from February to October 2024 and CFO in January 2024 until his appointment as CEO. Prior to Spectral AI, he served as CFO of MiMedx Group, Inc., a pioneer and leader in the advanced wound care space, where he led numerous strategic, financing, operational initiatives that helped stabilize and strengthen the company for its next chapter of growth. Prior to MiMedx, Mr. Carlson served as Chief Operating Officer at Brighthouse Financial, Inc., and played an essential role in establishing Brighthouse as a separate public company after its spin-off from MetLife, where he worked for eight years as Chief Accounting Officer. Previously, Mr. Carlson was the Controller at Wachovia Corporation and an audit partner for a Big Five accounting firm, Arthur Andersen LLP.
Mr. Carlson serves as a Board Member and Chair of the Audit Committee at White Mountains Insurance Group and as a Trustee for Wake Forest University where he also serves on the Audit Committee and Athletics Committee.
Mr. Carlson's experience as CEO and CFO for smaller life sciences companies, while having 30 years' experience at Fortune 50 global financial service institutions and as a Big Five audit partner brings a strategic viewpoint and analytical skill set to the Board to help drive quality decision making. He is a CPA and has audit experience, which adds value to the Company's audit committee and oversight of risk and financial statements.

Christopher W. Claus, 65 Independent Director
Retired executive of USAA of San Antonio

Director since 2017

Committees: Investment Committee (Chair), Compensation Committee

Other Current Public Boards: 0

Education: B.A. - Business, University of Minnesota - Duluth M.B.A. – University of St. Thomas

Key Competencies: C-Level Experience, U.S. Life Insurance, Asset Management / Investments

Mr. Claus had a 20-year career as an executive at USAA of San Antonio, Texas serving in various roles, including Executive Vice President of USAA’s Enterprise Advice Group from 2013 to 2014, President of USAA’s Financial Advice and Solutions Group from 2007 to 2013, and President of USAA’s Investment Management Company from 2001 to 2006. Until 2023, he served as a director of TrueCar, Inc.

Having served as President of USAA’s Investment Management Company, Mr. Claus brings insurance executive experience and asset management expertise critical to the success of our Company and Board. In his role as Chairman of our Investment Committee, Mr. Claus has strengthened the Board’s oversight of the Company’s assets under management.

Cynthia H. Davis, 60 Independent Director; Vice-Chair of the Board

Life Insurance Underwriter at NFP Corp./Partners Financial

Director since 2021

Committees: Nominating and Corporate Governance Committee (Chair)

Other Current Public Boards: 0

Certifications: FLMI, FALU, LOMA certified Associate - Customer Service

Education: B.A. – Economics, University of Georgia

Key Competencies: C-Level Experience, International and U.S. Life Insurance, Underwriting

Ms. Davis is a seasoned executive in the life insurance industry with over 30 years of underwriting in both the carrier and brokerage side. She is currently the Vice President and Senior Underwriting Consultant at NFP/Partners Financial providing underwriting expertise specializing in complex high net worth cases, foreign nationals and offshore insurance. Previously, Ms. Davis was the Chief Underwriter at Financial Industries Corporation (FIC) and Great American. Ms. Davis is also involved with the Texas Wide Underwriting planning board.

Ms. Davis’ brings to the Board deep knowledge of the insurance industry, which she developed during her long and successful career in the life insurance industry. With significant global experience with both reinsurers and high net worth foreign insureds, she adds valuable and unique expertise to our Board.

Michael Harwood, 65 Independent Director

Harwood Actuarial - self-employed Actuarial Consultant

Appointed by the Board to fill a vacancy in November 2025; No current committees

Other Current Public Boards: 0

Certifications: Fellow of the Society of Actuaries, Chartered Life Underwriter, Chartered Financial Consultant, Member of the American Academy of Actuaries

Education: B.S. - Business Administration, Mathematics, SUNY - Albany; M.B.A. – New York University
Key Competencies: C-Level Experience, U.S. Life Insurance, Underwriting, Actuarial / Pricing / Risk, Finance / Audit
Mr. Harwood is a seasoned and dedicated actuarial professional with decades of success in actuarial management, team development, organizational structuring, and directing large complex projects involving multidisciplinary teams. During his 10 years at Corebridge Financial / AIG Life & Retirement, he served as SVP and Chief Actuary of AIG Life & Retirement from 2013 to 2021, playing an integral role on the leadership team in charge of spinning off Corebridge Financial. He then served as an SVP at Corebridge Financial through 2023. Prior to that he was the SVP and Chief Actuary at MetLife from 2004 to 2013 where he led valuation, actuarial staff, DAC amortization, and experience studies, plus high-impact projects, which included Sarbanes-Oxley compliance, corporate governance, subsidiary integration and the efficient use of capital.

Mr. Harwood's extensive actuarial and insurance experience in managing large-scale projects, navigating complexity and leading multi-disciplinary teams brings valuable oversight to the Board as the Company continues its efficient capital product growth strategy.

Mary Taylor, 60 Independent Director

Senior Vice President, Operations and Finance at Northeast Ohio Medical University

Director since 2021

Committees: Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee

Other Current Public Boards: 0

Certifications: CPA

Education: B.S. – Accounting, University of Akron Master of Taxation, University of Akron
Key Competencies: C-Level Experience, Finance / Audit, Political Stature

Ms. Taylor is a Certified Public Accountant and recognized tax and auditing expert with over 30 years of experience in the public and private sector. Since 2020, she has served as the Vice President, Operations and Finance at Northeast Ohio Medical University. During 2019, she served as Executive Vice President and Chief Financial Officer of Welty Building Company and from August 2019 through March 2020 also served as the Chair of the Finance and Operations Advisory Committee.
She has served in several elected positions in Ohio, including Lieutenant Governor (2011 to 2019), where she also served as the Director of the Ohio Department of Insurance from 2011 to 2017; Auditor of the State of Ohio (2007-2011) and a State Representative (2003 to 2006), where she served on the Finance, Ways and Means, and Education Committees.
Ms. Taylor has extensive experience in transforming operations, implementing automation in insurance and delivering results in complex tax cases with the IRS and the Department of Labor. Her unique mix of experience gives her a valuable perspective and ability to oversee management’s efforts to grow and develop Citizens’ business and its interactions with regulators as well as the ability to enhance shareholder value by leveraging her financial and risk management expertise and deep understanding of the insurance business.

Our New Nominee:

Sean McLaughlin, 54 Independent Director Nominee

Managing Partner, Oculus Partners LLC

Other Current Public Boards: 0
Certifications: FINRA (inactive) Series 7, 24 and 63

Education: B.A. - Psychology, Harvard University M.B.A. – Harvard Business School

Key Competencies: C-Level Experience, International and U.S. Life Insurance, Corporate Strategy, Finance, Actuary / Pricing / Risk, Emerging Technology / AI, Distribution / Marketing
Mr. McLaughlin is an accomplished CEO and strategist with more than 20 years experience in life insurance and retirement across multiple business lines and geographies: the United States, Asia and Latin America. He is currently a managing partner of Oculus Partners, a management consulting firm founded in 2008 that is focused on institutional retirement, asset management, and life insurance clients. Prior to managing Oculus, Mr. McLaughlin worked for Prudential Financial from 2009 through February 2025, where he served in several roles, including President and CEO of Prudential Life Insurance of Mexico from June 2022 through February 2025, Senior Vice President of Strategy for Prudential International Insurance Services from June 2021 through May 2022, President and CEO of Prudential Life Insurance of Taiwan from November 2019 through June 2021, and Executive Vice President and Chief Strategy Officer for Prudential Life Insurance of Korea from 2017 through 2019. Mr. McLaughlin also served as president of the board for Prudential Mexico and a member of the board of Prudential Taiwan while leading those companies.
Mr. McLauglin's deep insurance experience across the United States, Asia and Latin America brings valuable experience to the Board as his experience aligns with the Company's geographic footprint and growth strategy.

DIRECTOR COMPENSATION

The following table shows information regarding the compensation earned or paid to members of the Board during 2025. Jon Stenberg, who is a director, is also a Named Executive Officer of the Company and is not compensated for his service on the Board. Mr. Stenberg's 2025 compensation is reflected on the Summary Compensation Table on page 39.

NAME	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	TOTAL ($)
Peter M. Carlson	56,875	40,000	96,875
Christopher W. Claus	115,000	40,000	155,000
Cynthia H. Davis	115,000	40,000	155,000
Jerry D. Davis, Jr.	115,000	40,000	155,000
Michael Harwood	16,188	—	16,188
Dr. Terry S. Maness	115,000	40,000	155,000
J. Keith Morgan	105,000	40,000	145,000
Gerald W. Shields	33,542	—	33,542
Mary Taylor	105,000	40,000	145,000

(1)The amounts reported in the Stock Awards column reflect the aggregate grant date fair value of awards of RSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The grant date fair value is measured based on the closing price of the Company’s Class A common stock on the date of grant. See Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2025, included in the Company’s Annual Report on Form 10-K.
Each non-employee director who was elected at our June 17, 2025 Annual Meeting of Shareholders received an annual director award valued at $40,000 on that date. Each of the RSUs will vest one year from the date of grant. As of December 31, 2025, each such non-employee director held all 12,012 RSUs.

Narrative to the Director Compensation Table

Cash Compensation: Non-employee directors receive $105,000 per year for their service on the Board. A Chair (Board or Committee) receives an additional $10,000 per year. Directors do not receive additional fees for attending Board or Committee meetings.

Equity Compensation: Non-employee directors each receive an annual grant of RSUs valued at $40,000. The RSUs are granted on the date of the Annual Meeting and vest at the expiration of the elected term (one year).

We also provide up to a $5,000 reimbursement to each director for director education. This amount is not reflected in the compensation table above, as we consider it a normal course reimbursement necessary for a director to provide service to the Company.

No other compensation is offered or paid to our non-employee directors.

CORPORATE GOVERNANCE

Citizens is governed by a Board of Directors and committees of the Board that meet throughout the year. The primary responsibility of our Board is to exercise its business judgment while acting in the best interests of the Company and our shareholders. The Board is elected by our shareholders to oversee and provide guidance on the Company’s business and affairs. It is the ultimate decision-making body of the Company, except for those matters reserved for shareholders by law or pursuant to the Company’s corporate governance documents. Among other things, the Board oversees the Company’s strategy and execution of the strategic plan. In addition, it oversees management’s proper safeguarding of the assets of the Company, maintenance of appropriate financial and other internal controls, compliance with applicable laws and regulations, and proper governance.

THE BOARD IS PRIMARILY RESPONSIBLE FOR:

●	Overseeing Citizens’ strategic initiatives, overall performance and direction
●	Executive oversight - the Board hires, evaluates and determines compensation of the Chief Executive Officer and ensures that effective management is in place
●	Risk management - Overseeing risk, cybersecurity and internal controls and ensuring strategies are in place to manage these risks effectively
●	Financial oversight - monitoring the Company's financial performance, including reviewing financial statements and budgets
●	Overseeing investment of the Company’s assets
●	Monitoring executive performance, compensation and succession planning
●	Establishing broad corporate policies, including in relation to good governance and ensuring that the Company adheres to high ethical standards in its operations

OUR COMMITMENT TO GOOD GOVERNANCE
The Board is committed to sound corporate governance policies and practices that are designed to enable the Company to operate its business responsibly, with integrity, and to position Citizens to build long-term sustainable growth and shareholder value.

Key Corporate Governance Documents

•Corporate Governance Guidelines
•Code of Business Conduct and Ethics ◦Includes our Insider Trading Policy
•Committee Charters •Stock Ownership Guidelines •Director Resignation Policy •Compensation Recovery Policy
The documents listed above, except for our Compensation Recovery Policy, are available in the Investors – Corporate Governance section of our website at https://www.citizensinc.com/investors/#corporate-governance. Printed copies of all of these documents are also available free of charge upon written request to our Secretary, at Citizens, Inc. Attn: Secretary, P. O. Box 149151, Austin, Texas 78714-9151. Our Compensation Recovery Policy was filed as Exhibit 10.11 to our 2023 Annual Report on Form 10-K.

The Key Corporate Governance Documents, together with our Articles of Incorporation and our Bylaws, form the governance framework for the Board and its committees. We believe good governance strengthens the Board and management’s accountability. The Board regularly (and at least annually) reviews its Corporate Governance Guidelines and other corporate governance documents and from time to time revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to feedback from shareholders, changing regulatory and governance requirements and best practices.

BOARD INDEPENDENCE

Highly Independent and Diverse Board
■6 of our 7 of director nominees are independent.
Our CEO is the only non-independent director nominee.
■Our shareholders elected two women to the Board in 2021.
■All standing Board committees are composed entirely of independent directors.
■We have adopted a heightened standard of director independence - an independent director may only receive up to $25,000 in consulting fees or other income from the Company outside of Board compensation.
■Independent directors hold executive sessions at least three times per year without management present.
■Directors bring a wide array of qualifications, skills and attributes to our Board; see Skills Key on page 11 and Director Nominees beginning on page 13.

It is the policy of the Company that the Board consist of a majority of independent directors. The Board determines whether a director or nominee is “independent” in accordance with the NYSE Listed Company Manual, which requires an affirmative determination that each independent director has no material relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates that in the judgment of the Board would impair their effectiveness or independent judgment as a director.

In addition to the standards contained in the NYSE Listed Company Manual, the Board has determined that in order to be deemed independent, a director may not receive more than $25,000 in consulting fees or other income from the Company, other than director fees (the “Enhanced Independence Standards”). No director received consulting fees or other income from the Company in 2025.

The Board has determined that all current Board members and nominees, other than Mr. Stenberg, our Chief Executive Officer, are independent as set forth under the NYSE Listed Company Manual independence requirements and under our Enhanced Independence Standards.

BOARD LEADERSHIP STRUCTURE

Independent Board Chair	■Independent Board Chair structure provides effective checks and balances to ensure the exercise of independent judgment by the Board

The Board believes that the best and most effective leadership structure for Citizens and its shareholders is to have separate chief executive officer and chair roles. This structure allows our Chief Executive Officer to focus his time and energy on operating and managing the Company while enhancing the Board’s ability to exercise independent oversight of Citizens’ management on behalf of its shareholders.

Jerry D. “Chip” Davis, Jr. has served as the Company’s Chair since February 2020. The Board appointed Mr. Davis to serve as Chairman due to his 40+ years’ experience in the life insurance industry, including as a leader of a life insurance company. Mr. Davis is an Independent Director. Cynthia Davis (no relation to Chip Davis) was appointed as Vice-Chair of the Board in 2025.

BOARD MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Accountability
■Over 75% average director attendance rate at Board and committee meetings in 2025
■Annual Board and committee self-evaluations and individual director assessments
■Director Resignation Policy if a director does not receive at least 50% of FOR votes at Annual Meeting

The Board met 7 times during 2025, and each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board held during 2025, and (ii) the total number of meetings held by each committee of the Board on which such director served during 2025. We expect all of our directors and director nominees to attend our 2026 Annual Meeting.

Select officers and employees regularly attend Board meetings to present information on our business and strategy, and Board members have access to our officers and employees outside of Board meetings.

To promote open discussion, our independent directors hold regularly scheduled executive sessions without management present. These sessions allow the independent directors to review key decisions and discuss matters in a manner independent of management.

To assist it in carrying out its duties, the Board has delegated certain authority to four separately-designated standing committees shown in the table below along with the number of meetings held in 2025. All committees are chaired by and consist entirely of independent directors. The Committee Chairs review and approve agendas for all meetings of their respective Committees.

	Audit Committee	Compensation Committee	Investment Committee	Nominating and Corporate Governance Committee
	4 meetings	5 meetings	3 meetings	2 meetings
Peter M. Carlson	•	•
Christopher W. Claus		•
Cynthia H. Davis
Jerry D. Davis, Jr.			•
Dr. Terry S. Maness
J. Keith Morgan			•	•
Mary Taylor	•			•

The primary responsibilities of each of the standing committees are defined in each respective charter and summarized below. The charters for the Audit, the Compensation and the Nominating and Corporate Governance Committees incorporate the requirements of the U.S. Securities and Exchange Commission (SEC) and the NYSE to the extent applicable. Current, printable versions of these charters are available on Citizens’ website at https://www.citizensinc.com/investors/#corporate-governance.

Audit Committee

The purpose of the Audit Committee is to assist the Board’s oversight and monitoring of:

•the Company’s accounting and financial reporting processes and the audits of its consolidated financial statements;
•the adequacy of the Company’s internal control over financial reporting;
•the integrity of the Company's consolidated financial statements;
•the qualifications and independence of the Company's independent auditor;
•the appointment, retention, performance, and compensation of the Company's independent auditor and the performance of the internal audit function;
•the Company’s compliance with legal and regulatory requirements related to matters within the scope of the Committee’s responsibilities;
•the Company’s enterprise risk management program; and
•any related party transactions.

Audit Committee Financial Expert. The Board has determined that all of three members of the Audit Committee are “financially literate” within the meaning of the NYSE listing standards and all three also qualify as an “audit committee financial expert” within the meaning of applicable SEC regulations. For additional information on the Audit Committee’s role and its oversight of the Independent Auditor during 2025, see “Audit Committee Report” on page 29.

Compensation Committee

The Compensation Committee is responsible for:

•evaluating and approving director and executive officer compensation, plans and programs;
•reviewing and taking actions with respect to incentive compensation and equity-based plans;
•reviewing market data to assess the competitive position of the Company’s director and executive compensation;
•retaining a compensation consultant to assist the committee and the Board in evaluating director and executive officer compensation; and
•evaluating the risks and rewards associated with the Company’s compensation policies and practices.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance committee is responsible for:

•identifying, recruiting and recommending candidates for the Board;
•developing and implementing the Board's refreshment policy;
•developing, approving, or recommending to the Board for approval, and assessing, corporate governance policies for the Company;
•overseeing the evaluation of the Board and each of the directors; and
•apprising the Board of corporate governance developments and practices, considering the long-term best interests of the Company’s shareholders.

Investment Committee

The Investment Committee is responsible for:

•overseeing the management of the Company’s investment activities;
•reviewing the performance of management and engaged investment advisors; and
•ensuring conformance of the Company’s investments with the Company’s investment guidelines and relevant regulations.

BOARD AND COMMITTEE RISK OVERSIGHT

Effective risk oversight is fundamental to safeguarding the Company’s financial stability, reputation, operational resilience, stakeholder trust, and long-term sustainability. We recognize that a comprehensive and proactive approach to enterprise risk management (ERM) is essential for identifying, assessing, managing, and mitigating risks that could adversely impact the Company’s objectives or value creation. Our ERM framework is designed to foster a culture of risk awareness and accountability throughout the organization, ensuring that risk considerations are integrated into strategic decision-making and day-to-day operations.

The ERM program is built on a foundation of strong communication, transparency, and collaboration between management and the Board of Directors. Management is responsible for the ongoing identification, assessment, and management of risks, leveraging input from cross-functional teams and business units to ensure a holistic view of the Company’s risk landscape. This process includes regular risk assessments, scenario analyses, and the use of both quantitative and qualitative risk evaluation techniques to prioritize risks based on their potential impact and likelihood.

Management develops and implements targeted risk mitigation strategies, internal controls, and response plans to address identified risks. These strategies are continuously monitored and refined to adapt to the evolving risk environment. Management provides the Board and its relevant committees with comprehensive and timely updates on the Company’s risk profile, including emerging risks, shifts in risk exposure, and the effectiveness of mitigation activities. This ongoing dialogue enables the Board to exercise informed oversight, challenge management’s assumptions, and ensure that risk management practices are robust, effective, and aligned with the Company’s risk appetite and tolerance.

Through this structured and dynamic ERM process, the Company is better positioned to anticipate and respond to risks, capitalize on opportunities, and protect stakeholder interests, thereby supporting the achievement of our strategic objectives and long-term success.

Selected Areas of ERM Oversight in 2025

Key Enterprise Risks discussed among executive management, the Board and its committees during 2025 included the following:

●	International risks related to the way the Company does business as a non-admitted / offshore insurer, international currency risks (limits of customers to get USD), international political risks
●	Risks related to the insurance business in general, including pricing accuracy; underwriting, and more specifically more use of simplified underwriting; mismanagement of claims handling / higher than expected claims; lower than expected policyholder retention; availability of reinsurance
●	Risks related to the distribution of the Company's products through independent agents
●	Domestic regulatory and compliance risk
●	Financial risks and risks to the Company's capital resources
●	Economic environment (e.g., inflation) risk
●	Risks to the Company’s strategic goals
●	Risks related to acquiring and retaining talent in Austin, Texas
●	Cybersecurity risks; other information and data risks
●	Anti-money laundering risks

Discussions of these topics and additional risks can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 12, 2026.

Oversight of Information Security Risk and Cybersecurity

Like other firms in the financial services sector, insurers like us are particularly vulnerable to cybercrime due to our large amounts of customer data. Insurance-related data is particularly interesting to cybercriminals because of its inherent confidentiality. Often linked to policyholders, sensitive data helps insurers customize their policies, products, and prices for each client. The scope of personally identifiable information and sensitive data processed by insurers puts the industry at increased risk of cybercrime.

Cyber attacks can lead to the loss of confidential data, business, and reputation. Additionally, business disruption through cyber incidents is also a major problem for insurance companies, which need to react quickly to fulfill their contracts and maintain the trust of their clients. Because of the risks posed to our business and customers, we have developed robust processes for assessing, identifying and managing our cybersecurity threats.

We recognize the importance of assessing, identifying, and managing material risks associated with cybersecurity threats. Cybersecurity risks related to our business, technical operations, privacy and compliance issues are identified and addressed through a multi-faceted approach including third party assessments, IT security, and external audits. Cybersecurity risks are integrated into our overall enterprise risk management process. To defend, detect and respond to cybersecurity incidents, we, among other things: perform penetration testing using external third-party tools and techniques to test security controls and conduct employee training.

We have implemented incident response and breach management processes which have four overarching and interconnected stages: 1) preparation for a cybersecurity incident, 2) detection and analysis of a security incident, 3) containment, eradication and recovery, and 4) post-incident analysis. Such cybersecurity incident responses are overseen by leaders from our Information Security, IT, Finance, Compliance and Legal teams.

Security events and data incidents are evaluated, ranked by severity and prioritized for response and remediation. Incidents are evaluated to determine materiality as well as operational and business impact, and reviewed for privacy impact. We also conduct tabletop exercises to simulate responses to cybersecurity incidents.

Our risk management program also assesses third party risks, and we perform third-party risk management assessments to identify and mitigate risks from third parties such as vendors, suppliers, and other business partners associated with our use of third-party service providers. Cybersecurity risks are evaluated when determining the selection and oversight of applicable third-party service providers when handling and/or processing our employee, business or customer data. In addition to new vendor onboarding, we perform periodic ongoing security reviews of our critical vendors.

Cyber Governance.

Cybersecurity is a key element of the Company's enterprise risk management (ERM). Identification and management of the Company's key risks, including cybersecurity, starts with the executive management team, who is responsible for identifying key strategic, insurance, financial, regulatory and operational risks to the Company and managing them on a day-to-day basis. Because of the importance of cybersecurity, the Company has a Chief Information Security Officer ("CISO") who is primarily responsible for managing our cybersecurity risk in conjunction with our Chief Information Officer. Our CISO is informed about and monitors prevention, detection, mitigation, and remediation efforts through regular communication and reporting from employees in the information technology team and through the use of technological tools and software and results from third party audits. We have an escalation process in place to inform senior management and the Board of Directors of material issues.

Our CISO has served in that position since 2018 and is an experienced security leader with over 20 years’ experience. In addition to his current role, our CISO has led security and IT audit functions at healthcare technology and population health organizations. His experience includes work in the fields of security, application development, and internal audit at a Fortune 100 company. Our CISO is a Certified Information Security Manager (CISM), Certified Information Systems Auditor (CISA), and a member of the ISACA and ISSA organizations. He received his bachelors’ degree from Middle Tennessee State University and served in the United States Marine Corps.

Our Audit Committee Charter tasks this committee with oversight of the Company's major enterprise risk exposure, including risks related to cybersecurity, and the steps management takes to monitor and control such exposures. The Audit Committee holds its regular meetings on a quarterly basis and at each of those meetings receives a information security update report from the Company's CISO, which report includes cybersecurity events that may have impacted the Company as well as an overview of the Company's security program and efforts to prevent, detect, mitigate, and remediate issues. The CISO also attends the regularly scheduled Board meetings to give his information security report to all members of the Board.

BOARD PROCESSES

BOARD AND COMMITTEE EVALUATION PROCESS

The Board and each committee conduct an annual self-assessment. This evaluation is intended to assess whether the Board and the committees are functioning effectively. As part of this self-assessment, the directors are asked to consider the Board’s role, relations with management, composition and meetings. Each committee is asked to consider its role and the responsibilities articulated in the committee’s charter, the composition of the committee and the committee meetings. The self-assessment responses and comments are compiled by the Secretary of the Company and presented to the Nominating and Corporate Governance Committee for initial review. The responses and comments are reviewed with each committee and the full Board and are utilized by the Board and each committee to improve their operations and processes.

We also conduct individual assessments of each director, which is led by the Chair of the Nominating and Corporate Governance Committee, who participated on each call with each of the other directors. The purpose of these calls was to get one-on-one feedback of such director’s contributions to the Board and follow-up with respect to their Board and committee assessments.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company identifies related persons using known business affiliations, quarterly disclosure meetings and information provided by directors and executive officers in their annual questionnaires.

The Company has in place the following process controls to identify and approve transactions with related persons:
•Management discusses related persons and affiliates as a standing agenda item during each quarterly disclosure meeting.
•New directors and executive officers are required to complete a questionnaire that would identity new related person or affiliate transactions and all directors and executive officers are required to complete a questionnaire that would identify changes to previously identified related party transactions. These forms are reviewed by the Company's legal counsel and by the Board.

All related person transactions must be approved by the Audit Committee in accordance with the Audit Committee charter.
When a related person transaction is proposed, the Audit Committee reviews: (1) the related person’s name and relationship to the Company; (2) the person’s interest in the transaction with the Company, including the related person’s position or relationship with, or ownership in, a firm, corporation, or other entity that is a party to or has an interest in the transaction; and (3) the approximate dollar value of the amount involved in the transaction, the nature and business purpose of the transaction and the related party’s interest in the transaction.

The Company is not aware of any transaction, or series of transactions, since January 1, 2025, or any currently proposed transactions to which the Company or any of its subsidiaries is to be a party, in which the amount involved exceeds $120,000 in a single fiscal year and in which any director, nominee for director, executive officer, 5% shareholder or any member of the immediate family of the foregoing persons had, or will have, a direct or indirect material interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Christopher W. Claus, Jerry D. Davis, Jr., Cynthia H. Davis and Peter Carlson each served as a member of the Compensation Committee during 2025. Mr. Davis is currently the Chair and Mr. Carlson and Mr. Claus currently serve on the Compensation Committee. None of the members of the Compensation Committee is or has been an executive officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of SEC Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2025.

COMMUNICATIONS WITH THE BOARD

The Board has established a process to facilitate communication by shareholders and other interested parties with directors. Communications can be addressed to directors in care of the Secretary / Chief Legal Officer of the Company at:

Citizens, Inc.
P. O. Box 149151
Austin, TX 78714-9151

Communications may be distributed to all directors, or to any individual director, as appropriate. At the direction of the Board, all mail received may be opened and screened for security purposes. In addition, items that are unrelated to the duties and responsibilities of the Board shall not be distributed. Such items include but are not limited to: spam; junk mail and mass mailings; product complaints or inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is trivial, obscene, unduly hostile, threatening or illegal or similarly unsuitable items will be excluded; however, any communication that is excluded will be made available to any independent, non-employee director upon request.

OUR CULTURE OF ETHICS

As part of our commitment to good governance, we maintain an active ethics program. Our ethics program is rooted in our mission statement. We provide an intangible product and recognize the faith and profound responsibility entrusted upon us a life insurance company. We maintain a Code of Business Conduct and Ethics (“Code of Ethics”) that provides ethical standards we expect our directors, officers and employees to adhere to while acting on our behalf. The Code of Ethics protects our shareholders by prohibiting conflicts of interest and usurping of corporate opportunities, as well as by protecting the Company’s information and assets and requiring fair dealing. The Code of Ethics includes our Insider Trading Policy, which is described in more detail below. If the Board grants any waivers from our Code of Ethics to any of our directors or executive officers, or if we amend our Code of Ethics, we will, as required, disclose these matters on a timely basis. There were no waivers granted in 2025.

INSIDER TRADING POLICY

Our Insider Trading Policy is contained in our Code of Business Conduct and Ethics. The Insider Trading Policy is intended to promote compliance with applicable securities laws that make it illegal for anyone to trade in a company's securities while in possession of material, nonpublic information ("MNPI") related to that company. The Insider Trading Policy also provides certain other requirements, prohibitions and procedures that must be followed with respect to transactions in Citizens' securities in order to comply with applicable laws as well as preserve the reputation and integrity of Citizens.

Restrictions on Transactions while in Possession of MNPI

When a director, employee, family member or entity controlled by any of them has MNPI concerning Citizens, they may not:
•engage in transactions in Citizens securities; or
•tell anyone else this MNPI if it is reasonably foreseeable that such person may use that information to purchase or sell Citizens securities (known as "tipping").

When a director, employee, family member or entity controlled by any of them has MNPI concerning another company which was learned in the director's or employee's course of service with Citizens, they may not:
•engage in transactions of that company's securities; or
•tip any other person regarding the MNPI of that company.

Restrictions on Certain Transactions

The Insider Trading Policy prohibits all directors and officers, as well as their family members and any entities any of them control from engaging in (i) any transactions in derivatives of the Company’s securities, including the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities, (ii) pledging of the Company securities as collateral and (iii) short sales of the Company’s securities.

These types of transactions present not only a risk of securities law violations, but also the potential appearance of improper or inappropriate conduct.

Restrictions on Trading during Blackout Periods

Directors, executive officers and certain other employees who have access to the Company's financial records, along with their family members and entities they control may not engage in any transactions in Citizens securities during a "corporate blackout period". These periods generally occur after a quarter close and until 24 hours after the Company releases its earnings for such quarter, or such other time that insiders may have knowledge of a significant corporate transaction until 24 hours after such transaction is publicly announced, unless terminated before announcement. While this is also all considered MNPI, the "blackout" adds an extra layer of security from potential violations during known sensitive times.

Pre-Clearance Requirements

Directors, Section 16 executive officers, their family members and entities they control require pre-clearance from the Company's Chief Legal Officer or her designee in order to trade in Citizens securities, regardless of when the requested transaction will take place. This allows the Chief Legal Officer to make an independent determination of whether the person requesting clearance has MNPI. Requests and responses are all documented in writing.

Exceptions

There are a few exceptions to the prohibitions of trading in Citizens securities described above, such as:

•withholding or sale of shares by the Company in order to satisfy a participant's tax withholding obligations upon the vesting of restricted stock units;
•purchases of securities from the Company or sales, pledges or gifts of securities to the Company;
•bona fide gifts of Citizens securities to others; or
•purchases or sales made pursuant to a trading plan which is adopted and operated in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE MATTERS

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What Am I Voting On?

Holders of Class A common stock are being asked to ratify the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Voting Recommendation: FOR

Grant Thornton LLP is an independent registered public accounting firm with an established relationship with the Company, significant expertise and reasonable fees. The Audit Committee initially appointed Grant Thornton LLP in June 2021 and believes that its retention continues to be in the best interests of the Company and its shareholders. One or more members of Grant Thornton are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions at the Annual Meeting.

Voting Standard:

Proposal No. 2 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST it. Abstentions and broker non-votes will be disregarded and have no impact on the vote, other than for establishing a quorum.

☑ The Board unanimously recommends the ratification of Grant Thornton as our independent registered public accounting firm.

APPOINTMENT AND OVERSIGHT OF INDEPENDENT AUDITOR

The Audit Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace our independent registered public accounting firm. Our Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm (the "Independent Auditor") to audit our consolidated financial statements for the fiscal year ending December 31, 2026. Grant Thornton has been our Independent Auditor since June 2021.

In considering Grant Thornton’s appointment and compensation, the Audit Committee considered, among other factors:

•Grant Thornton’s status as a registered public accounting firm with the Public Company Accounting Oversight Board (United States) (“PCAOB”) as required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Rules of the PCAOB;
•Grant Thornton’s independence;
•external data relating to Grant Thornton’s performance, including PCAOB reports on Grant Thornton and its peer firms;
•the firm’s capability and expertise in handling the complexity of the Company’s operations;
•the professional qualifications and experience of key members of the engagement team, including the lead audit partner, for the audit of the Company’s consolidated financial statements; and
•the appropriateness of the Independent Auditor’s fees, on both an absolute basis and as compared to its peer firms.

The members of the Audit Committee believe that the continued retention of Grant Thornton to serve as the Company’s Independent Auditor is in the best interests of the Company and its shareholders. Their appointment is being presented to the shareholders for ratification. If the shareholders do not ratify this appointment, the Audit Committee will consider such results and determine whether to recommend and appoint a different independent registered public accounting firm to audit our consolidated financial statements in the future.

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES
To help assure independence of our Independent Auditor, our Audit Committee has established a policy whereby all audit, review, attest and non-audit engagements of the principal accountant or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. This policy is set forth in our Audit Committee Charter. Of the fees shown in the table which were billed by our Independent Auditors in 2025 and 2024, 100% were approved by the Audit Committee.

FEES
For the fiscal years ended December 31, 2025 and 2024, the following fees were billed to us by Grant Thornton:

	2025	2024
Audit Fees	$1,328,640	$1,319,259
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$1,328,640	$1,319,259

AUDIT COMMITTEE AND MEETINGS
In addition to appointing the Independent Auditor, the Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the Company’s financial statements, financial reporting process, internal controls, internal audit function, annual independent audit, enterprise risk management and cybersecurity. In their oversight role, the members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by our management and the Independent Auditor.
The Audit Committee is comprised of all independent directors who meet the financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. Additionally, all 3 of the committee members in 2025 were designated as an “Audit Committee financial expert” under the SEC rules.

Regular audit committee meetings generally take place immediately before a Board meeting to maximize interaction with the Board. The Audit Committee also meets before the Company issues its quarterly and annual financial results. The meetings typically include the Chief Executive Officer and Chief Financial Officer, along with other members of senior management, and the internal auditors.

At each regular committee meeting, the Audit Committee conducts a review session at which senior management provides briefings on current issues, trends and developments, and is briefed by the Chief Financial Officer on the Company's financial results and the Chief Information Security Officer on information security matters. In addition, the internal auditors provide their report. Representatives of the Independent Auditor attend the meeting and present their findings. The Audit Committee also meets separately with the Independent Auditor representatives and/or the lead audit partner upon request. The Audit Committee reports regularly to the Board.

PRIMARY RESPONSIBILITIES AND 2025 ACTIONS

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements, financial reporting process and system of internal controls, including the internal audit function. The Audit Committee also oversees the Company’s compliance with legal, regulatory and public disclosure requirements, and the Independent Auditor’s qualifications, independence and performance. The Audit Committee also generally oversees the Company’s overall enterprise risk management program and approves any related party transactions.

During 2025, among other things, the Audit Committee:

•Reviewed and discussed with management the Company’s quarterly and annual results;
•Re-appointed Grant Thornton as the Company’s independent auditor;
•Reviewed the activities and findings of the Company’s internal audit function;
•Actively engaged with the Chief Information Security Officer on security and cybersecurity matters and reviewed information security and cybersecurity risks;
•Reviewed compliance risks with the Company’s Chief Legal Officer;
•Reviewed the Audit Committee charter;
•Performed a self-assessment; and
•Met independently with the independent auditor.

AUDIT COMMITTEE REPORT
Management is responsible for preparing our consolidated financial statements and the reporting process and Grant Thornton, our Independent Auditor, is responsible for auditing those financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB). The Audit Committee is responsible for overseeing the conduct of these activities by our management and the Independent Auditor.
The Audit Committee is also responsible for establishing procedures to address complaints regarding accounting, internal control or auditing issues, as well as the anonymous submission by employees of concerns regarding accounting or auditing matters. In this context, the Audit Committee routinely meets and holds discussions with management and the Independent Auditor. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Independent Auditor.
During 2025, the Audit Committee:
•Reviewed and discussed the Company’s audited financial statements with management;
•Discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;
•Received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and
•Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

AUDIT COMMITTEE
Dr. Terry S. Maness (Chair)
Peter Carlson
Mary Taylor

EXECUTIVE OFFICERS

PROPOSAL NO. 3: ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION (“Say-on-Pay”)

What Am I Voting On?

Holders of Class A common stock are being asked to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the Executive Compensation section of this proxy statement.

Voting Recommendation: FOR
Our Compensation Committee provides independent oversight of our executive compensation with the assistance of an independent compensation consultant. We believe our executive compensation program is working effectively and is aligned with our business goals and strategy and demonstrates a strong link between pay and performance.

Voting Standard:

Proposal No. 3 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST it. Abstentions and broker non-votes will be disregarded and have no impact on the vote, other than for establishing a quorum.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive pay.

☑ The Board unanimously recommends a vote FOR approval of Say-on-Pay.

OUR EXECUTIVE OFFICERS
The Executive Officers of the Company are appointed by, and serve at the discretion of, the Board of Directors. The following sets forth certain information as of the date of this proxy statement regarding our Executive Officers:
Jon Stenberg, 60 Chief Executive Officer, President

See the discussion under "Board Nominees" for Mr. Stenberg's information.

Jeffery P. Conklin, 56 Chief Financial Officer, Treasurer and Chief Investment Officer
Professional Experience: Mr. Conklin joined the Company in May 2017 and has served as Chief Financial Officer since September 20, 2019. He has also served as Chief Accounting Officer and Treasurer of the Company since September 2017, and Chief Investment Officer since March 2019. Prior to assuming his current positions, Mr. Conklin served as Interim Chief Financial Officer from March 2019 to September 20, 2019, and Vice President, Chief Accounting Officer from May 2017 to September 2017. Mr. Conklin came to the Company with over 20 years of life insurance and financial reporting experience, having worked at American International Group (AIG) from 2004 to 2017 in various capacities, including Vice President of Financial Reporting and Vice President of Special Projects. In addition to financial reporting, Mr. Conklin brings the Company expertise in budgeting, financial analysis and implementation of strategic accounting initiatives.
Education:     B. A. – Business / Accounting, The University of Olivet, Michigan

Paula Guerrero, 61 Chief Information Officer
Professional Experience: Ms. Guerrero was named Chief Information Officer on January 1, 2025 after serving as the head of the Company's Information Technology department since February 2021. She is responsible for the IT Department, which is responsible for our Policy Administration System and also includes the Infrastructure, Help Desk and Portal teams. Ms. Guerrero brings more than 35 years of IT and software development experience in roles ranging from individual contributor through team leadership and management to department director. In the course of her career, she has worked in variety of industries for companies ranging in size from startups to multinational corporations. Before joining Citizens, Ms. Guerrero spent 5 years leading multiple IT technical teams for FirstCare Health Plans and Scott & White Health Plan (a Baylor Scott & White company), which acquired FirstCare at the start of 2019. She led the technical teams charged with the data migration, vendor implementations, creation and operationalization of inbound/outbound file exchanges, and internal IT systems integrations required to affect the consolidation of operational processes for Scott & White Health Plan and FirstCare Health Plans.
Education:     B. S. – GMI Engineering and Management Institute, Flint, Michigan

Seth Hoxworth, 40, Chief Actuary
Professional Experience: Mr. Hoxworth was named Chief Actuary on January 1, 2026, after having joined the Company in January 2025 as VP, Senior Actuary. With nearly 20 years of experience in the insurance industry, Mr. Hoxworth has depth of experience spanning operations, risk management, reinsurance, and financial reporting, as well as broad expertise in life, annuities, long-term care and health products. Prior to joining Citizens, Mr. Hoxworth served as VP and Appointed Actuary for Continental General from 2018-2024, where he directed monthly valuation, quarterly and annual financial reporting, and annual Asset Adequacy Testing. Before his time at Continental General, Mr. Hoxworth was a Senior Associate at Athene Life Re from 2015-2018, leading initiatives such as public company readiness and SOX 404 compliance testing for the Bermuda reinsurance entity. Mr. Hoxworth began his insurance career as an Associate Actuary at Genworth from 2009-2015, with responsibilities for experience studies, valuation, and rate increases.
Education:     B. S. – Actuarial Science and Economics, Eastern Michigan University

Sheryl Kinlaw, 57, Chief Legal Officer and Secretary
Professional Experience: Ms. Kinlaw has been with the Company since March 2020. She has served as Chief Legal Officer and Secretary since July 2021; she was Interim Chief Legal Officer from April 2021 until her current appointment in July 2021 and before that provided outside counsel consulting services to the Company. Prior to joining Citizens, Ms. Kinlaw was principal of her own law firm since 2013 where she provided dedicated outsourced general counsel and specialized legal counsel services. Clients included both insurance carriers and independent marketing organizations that distribute insurance products. Prior to forming her own law firm, Ms. Kinlaw served as a partner and the securities practice chair at Culhane Meadows, PLLC (currently known as CM Law), and senior level counsel for two public companies– FIC Insurance Group (Austin) and THQ (Los Angeles). Ms. Kinlaw is licensed to practice law in Colorado and Texas.
Education:    B.A. – Economics / International Studies, University of California, Los Angeles (UCLA)
J.D. – University of Texas School of Law

Bryon Matthew Lewis, 52, Chief Operating Officer
Professional Experience: Mr. Lewis was appointed as Chief Operating Officer on January 1, 2025. He served served as Vice President, Operations of the Company since November 2021 and as an Operations consultant for the Company from July 2021. Mr. Lewis is an operations and technology senior leader who prior to joining Citizens was the IS Director of HP Infrastructure and Planning at Baylor Scott and White Health from 2019 to 2021 and AVP of IT Operations from July 2027 to 2019, and prior to that served as Project Engineering Director at E2Open from December 2013 to 2017.
Education:     B. S. – Information Technology, University of Massachusetts - Lowell

EXECUTIVE COMPENSATION

As a smaller reporting company, in addition to required compensation disclosures, we are voluntarily providing investors certain material information that we believe is necessary to a more thorough understanding of our compensation policies and decisions regarding our Named Executive Officers.

Our Named Executive Officers (NEOs) in 2025 were:

•Jon Stenberg, Chief Executive Officer and President
•Jeffery P. Conklin, Chief Financial Officer, Treasurer and Chief Investment Officer
•Sheryl Kinlaw, Chief Legal Officer and Secretary

EXECUTIVE COMPENSATION POLICIES AND PRACTICES

Executive Compensation Best Practices
■We have an annual “say on pay” advisory vote, as advised by our shareholders. In 2025, 80% of our shareholders voted in favor of "say on pay"
■Stock Ownership Guidelines
■Compensation Recovery Policy
■Only CEO has an employment agreement; No single trigger payment on Change of Control
■No pension or other special benefits
■Limited "perks"

KEY ELEMENTS OF EXECUTIVE COMPENSATION
The key elements of our executive compensation program include:

•Base Salary. This is cash fixed compensation and is measured primarily by individual experience and knowledge brought to such position. The purpose is to compensate executive officers fairly for the responsibility of the position held.
•Short-Term Incentive Opportunity. This is cash variable compensation and is measured by achievement of annual corporate goals. The purpose is to motivate and reward executive officers for achieving our short-term annual business objectives.
•Long-Term Incentive Equity Opportunity. This is variable compensation. It is split into two components:

◦Performance Share Units (PSUs) - 60%. PSUs have a 3-year performance period. The purposes of granting PSUs are to: (1) motivate executive officers by linking incentives to the achievement of longer-term performance goals and the performance of our Class A common stock over the long term; and (2) reinforce the link between the interests of our executive officers and shareholders.
◦Restricted Stock Units (RSUs) - 40%. RSUs have a 3-year vesting period and a primary purpose is to retain executive officers over the performance period of the PSUs.

The Compensation Committee’s goal is to create a competitive compensation package for each NEO using the Competitive Compensation Data (as described below in the section titled “Peer Company Data”) to help determine each element of our executive pay.

THE DECISION-MAKING PROCESS

The Role of the Compensation Committee. Our executive compensation program is administered by the Compensation Committee, which is composed entirely of independent directors. The Compensation Committee is responsible for designing our executive compensation program, including each element of the program, and determining and approving total executive compensation for each executive officer. The Compensation Committee’s decisions with respect to our executive officers’ compensation are reviewed and approved by the Board.

Additionally, the Compensation Committee is responsible for selecting, retaining and reviewing the performance of the Company's independent compensation consultant. In 2025, the Compensation Committee continued to engage Meridian Compensation Partners ("Meridian") as its independent compensation consultant. In retaining and reviewing the compensation consultant's performance, the Compensation Committee considers the independence of the compensation consultant in accordance with SEC rules. During 2025 Meridian did not provide services to the Company other than services for the Compensation Committee. The Compensation Committee therefore concluded that no conflict of interest existed that would prevent Meridian from serving as an independent consultant to the Compensation Committee.

Meridian's Role. Meridian aids the Compensation Committee in its design and administration of the executive compensation program. In late 2023 and early 2024, Meridian helped the Compensation Committee design the Company's first-ever long-term incentive compensation program ("LTIP"), including recommending the addition of PSUs to the executive compensation package. Additionally, Meridian provides competitive compensation data for executive officers to the Compensation Committee to help the Committee determine the levels of base salary, cash bonuses and equity that are fair and competitive.

Peer Company Data. The use of compensation data from a "Peer Group" of public companies that are comparable in industry, size (e.g., assets, market capitalization) and performance (the “Peer Company Data”) is an important aspect of determining our executive compensation. Since we compete for executive talent with comparable companies, utilizing the Peer Company Data helps us create a competitive compensation program that is structured to be compatible with our pay-for-performance compensation philosophy.

The Compensation Committee and Meridian regularly review the companies in the Peer Group and make changes from time-to-time in order to consider whether each current peer remains appropriate (i.e., remains a publicly-traded company, did not undertake significant M&A or bankruptcy, etc.). In 2025, Meridian recommended removing two peers:
•EZCORP, Inc. (business fit)
•Maiden Holdings, Ltd. (M&A)
and recommended adding Atlantic America, Palomar, NI Holdings and Universal Insurance. The Compensation Committee agreed that the recommended deletions and additions were more appropriate comparable companies.
Accordingly, as of June 2025, our Peer Group consists of the following companies (new companies in blue):

Company (in order of assets)	Primary Industry	Total Assets* ($M)	Total Revenues* ($M)
PRA Group, Inc.	Consumer Finance	$5,148	$1,129
Consumer Portfolio Services, Inc.	Consumer Finance	$3,674	$189
Medallion Financial Corp.	Consumer Finance	$2,848	$317
Universal Insurance Holdings, Inc.	Property and Casualty Insurance	$2,715	$1,547
Stewart Information Services Corporation	Property and Casualty Insurance	$2,707	$2,548
Palomar Holdings, Inc.	Property and Casualty Insurance	$2,427	$610
HCI Group, Inc.	Property and Casualty Insurance	$2,307	$760
Safety Insurance Group, Inc.	Property and Casualty Insurance	$2,291	$1,153
Heritage Insurance Holdings, Inc.	Property and Casualty Insurance	$2,213	$837
Regional Management Corp.	Consumer Finance	$1,901	$578
Global Indemnity Group, LLC	Property and Casualty Insurance	$1,714	$437
American Coastal Insurance Corporation	Property and Casualty Insurance	$1,160	$302
AMERISAFE, Inc.	Property and Casualty Insurance	$1,157	$301
World Acceptance Corporation	Consumer Finance	$1,008	$565
NI Holdings, Inc.	Property and Casualty Insurance	$525	$322
Atlantic American Corporation	Multi-line Insurance	$388	$191

75th Percentile		$2,709	$910
Median		$2,252	$571
25th Percentile		$1,159	$313

Citizens, Inc.	Life and Health Insurance	$1,702	$243
* Total Assets as of December 31, 2024, based on most recent annual report on Form 10-K filed by such company.

Information We Use to Determine Executive Compensation

As mentioned above, the use of Peer Company Data plays an important role in determining our executive compensation. In addition we use data sourced from LOMA, an international trade association for the insurance and financial services industry (with the Peer Company Data, collectively, the “Competitive Compensation Data”).

We review the Competitive Compensation Data as a reference point in setting our executive officers’ base salaries and annual incentive bonus opportunities to ensure that we are offering competitive compensation packages to all of our executive officers. The Compensation Committee considered the Competitive Compensation Data in setting executive officer compensation for 2025.

2025 EXECUTIVE COMPENSATION DECISIONS IN DETAIL

Components of Total Compensation

Base Salary

Base salary is a customary, fixed element of compensation intended to attract and retain executive officers. Base salaries are set when an executive officer is hired or promoted into his or her position and may be modified based on each executive officer’s experience, responsibilities, market demand and consideration of the Competitive Compensation Data.

In April 2025, our employees, including all of our executive officers other than Mr. Stenberg, received a 4% inflation and cost of living increase. After such increase, our NEOs were paid the following base salaries as of April 2025:

Named Executive Officer	Base Salary
Jon Stenberg	$500,000
Jeffery P. Conklin	$447,200
Sheryl Kinlaw	$364,000

Short-Term Incentive Opportunity

In 2025, our executive officers were eligible to earn a short-term incentive opportunity that consisted of a cash bonus (the “Cash Bonus”). The Cash Bonus is designed to place at risk a portion of each officer’s total direct compensation and is pay for performance delivered during the year.

There are two steps to establishing the Cash Bonus opportunity.

1.Setting the Target for each Named Executive Officer

The Cash Bonus opportunity for each NEO and each executive officer is set by the Compensation Committee, based on Competitive Compensation Data and in the case of Mr. Stenberg, as reflected in the Stenberg Employment Agreement. There were no changes to target Cash Bonus opportunities for the NEOs in 2025.

The 2025 target Cash Bonus for each NEO was:

Named Executive Officer	Target Cash Bonus
Jon Stenberg	$400,000
Jeffery P. Conklin	$170,000
Sheryl Kinlaw	$150,000

2.Establishing Performance Objectives

The process for establishing the performance objectives starts at the beginning of the year, when the Compensation Committee, with input from the Chief Executive Officer, establishes the performance objectives for the year. The goal of the performance objectives is to tie the Cash Bonus opportunity to achievement of the Company’s highest priorities (i.e., short-term goals).

In 2025, the performance objectives (the “2025 Milestones”) were:

First Year Sales Growth	Improve Policy Retention	Execution	Financial Discipline

Achieve first year sales growth across all 3 markets - international, domestic and Security Plan.	Improve policy lapses and surrenders to improve in-force revenue while maintaining an established first year persistency level.	Maintain and execute on the approved 5 Quarter Roadmap.	Achieve premium revenue growth.

Under the pay‑for‑performance program, each performance pillar is measured independently and features a sliding payout scale. Payouts commence upon achievement of threshold performance, resulting in an 80% payout, and increase based on performance outcomes up to a maximum payout opportunity of 150% for superior performance.

Each of the 2025 Milestones was equally weighted, i.e., each pillar is worth 25% of the target Cash Bonus opportunity.

Calculating the 2025 Cash Bonus

Because the calculation of the Cash Bonus opportunity is formulaic, following conclusion of the 2025 fiscal year, the Compensation Committee determined the achievement of each of the 2025 Milestones in order to calculate the 2025 Cash Bonus amount for each NEO.

2025 Milestone	Percentage of Milestone Achieved	2025 Key Accomplishments/Results
First Year Sales Growth	119%	119% of the cumulative sales growth targets were achieved, with Domestic first years sales growth achieving 150% of its set payout goal.
Retention Improvement	106%	Both our international and Security Plan markets achieved approximately 120% of retention improvement goals, leading to a cumulative achievement of 106%.
Roadmap Execution	150%
The scope delivered materially exceeded the pay-for-performance commitment and advanced multiple strategic priorities simultaneously, including process improvements and projects in the final expense markets, international growth plan, corporate efficiencies and customer-centric solutions.

Financial and Expense Discipline	85%	85% of premium revenue growth target achieved.

Once the achievement percentages are set for each milestone, the Cash Bonus was calculated by multiplying the Percentage of Milestone Achieved by the weighting (25%) for each such milestone to determine the bonus multiplier.

First Year Sales Growth				Retention Improvement				Roadmap Execution				Financial & Expense Discipline				TOTAL
.25	x	1.19	.298	.25	x	1.06	.265	.25	x	1.5	.4	.25	x	0.85	0.2125	115%

The total (bonus multiplier) is then multiplied by each NEO's target Cash Bonus opportunity to determine the Annual Bonus earned.

Named Executive Officers	Cash Bonus Target Value	x	Cash Bonus Paid
Jon Stenberg	$400,000	115%	$460,000
Jeffery P. Conklin	$170,000	115%	$195,500
Sheryl Kinlaw	$150,000	115%	$172,500

The Cash Bonus amounts paid to each NEO is reported under “Non-equity Incentive Plan Compensation” in the Summary Compensation Table on page 38.

Long-Term Incentive Opportunity

In addition to the Cash Bonus opportunity, the executive officers receive a long-term incentive (LTI) equity grant annually. Annual long-term incentive awards consist of RSUs (40% of each executive's LTI award) and Performance Share Units (PSUs) (60% of each executive's LTI award). The RSUs vest pro-rata over three years (1/3 per year) and are intended to retain executive leadership during the applicable performance period. PSUs vest at the end of a three-year performance period to the extent Citizens meets pre-established performance targets.

The following table shows the LTI grants made to each NEO in 2025:

Executive	Target (in $)	RSUs	PSUs (1)
Jon Stenberg	$450,000	39,560	59,341
Jeffery P. Conklin	$200,000	17,582	26,374
Sheryl Kinlaw	$175,000	15,384	23,077

(1) PSUs reflect at 100% of target. Amount of PSUs earned would double if the 200% metric is achieved and be 50% if the threshold metric is achieved.

The performance metric for the PSUs is achievement of a certain compound growth rate in adjusted book value from the beginning to the end of the performance period. The Compensation Committee and Board believe that using adjusted book value growth as a metric aligns management performance to shareholder interests because the Company's stock price is generally a multiple of the adjusted book value.

Each earned PSU converts into one share of Class A Common Stock after the completion of the performance period. The payment of the PSU award remains contingent on continued employment through the end of the three-year performance period (except in certain events such as change in control, retirement, disability or death).

OTHER COMPENSATION PRACTICES, POLICIES AND GUIDELINES

Severance Arrangements

The Stenberg Employment Agreement provides for cash severance and other benefits in connection with a qualifying termination following a Change in Control.

As of December 31, 2025, the Company did not have any severance arrangements in place with any other of its executive officers.

Inducement Equity Grants

In order to attract and retain talent, from time-to-time we offer inducement equity awards in the form of RSUs that vest over 3-year terms. We believe that such awards allow us to recruit talent and incentivize employees to remain at Citizens in order to help drive our strategic goals. An inducement equity grant in the amount of $300,000, which equated to 135,747 RSUs, was made to Mr. Stenberg in 2024 when he joined the Company. No inducement grants were made in 2025.

RSU Retirement Policy

The RSU retirement policy defines how unvested RSUs are to be handed for individuals retiring from the Company. This policy allows employees who have unvested RSUs at the time of Retirement to continue vesting without penalty or forfeiture if the employee is retiring on a voluntary basis and has had favorable annual performance reviews over the prior 3 years. "Retirement" for the purposes of this policy equals the Early Retirement Age as defined by the Social Security Administration (currently age 62); provided, however, an employee must have a minimum of 5 years of employment with the Company to be eligible for the continued vesting benefit. The Board believes that this policy allows for a process to be followed consistently and help the Company recruit and retain staff through retirement in order to ensure continuity of leadership of employees who are considering retiring from Citizens.

Compensation Recovery Policy

Effective December 1, 2023, the Company adopted a Compensation Recovery Policy that requires the Company to recover erroneously awarded compensation paid to its executive officers in the event that the Company is required to prepare certain financial restatements. In 2025, the Company was not required to and did not prepare an accounting restatement that required recovery of erroneously awarded compensation pursuant to our Compensation Recovery Policy and there was no outstanding balance as of the end of 2025 of erroneously awarded compensation to be recovered from the application of such policy to a prior restatement.

Policies and Practices Related to the Grant of Certain Equity Awards Close In Time to the Release of Material Nonpublic Information

We do not grant options to any of our directors, officers or employees. Annual RSU and PSU grants made under the LTI plan are made on the last day the stock market is open in the month of March, which is generally at least 2 weeks after we have filed our Annual Report on Form 10-K and prior year results in our earnings release.

COMPENSATION TABLES

The following tables, footnotes and narrative discuss the compensation of each of our current Named Executive Officers for both 2025 and 2024.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)

Jon Stenberg	2025	500,000	450,000	460,000	77,735	(3)	1,487,735
Chief Executive Officer and President	2024	381,250	625,964	300,410	127,640	(3)	1,435,264

Jeffery P. Conklin	2025	442,900	200,000	195,500	11,273	(4)	849,673
Chief Financial Officer, Chief Investment Officer and Treasurer	2024	430,000	280,181	171,700	14,400	(4)	896,281

Sheryl Kinlaw	2025	360,500	175,000	172,500	13,200	(4)	721,200
Chief Legal Officer and Secretary	2024	350,000	272,408	151,500	14,200	(4)	788,108

(1)The amounts listed in Stock Awards reflect the aggregate grant date fair value of awards of RSUs and PSUs granted under the Citizens, Inc. Omnibus Incentive Plan and do not reflect compensation actually received. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s Class A common stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2025, included in the Company’s Annual Report on Form 10-K.
Stock awards in 2025 consist of RSUs and PSUs granted on March 31, 2025 pursuant to the Company's LTI plan discussed above.
Stock awards in 2024 consist of (i) RSU awards granted on March 28, 2024 for achievement of 2023 performance goals, and (ii) RSUs and PSUs granted pursuant to the Company's new LTI plan discussed above.
RSUs have three year vesting terms, subject to acceleration under certain circumstances as described herein and PSUs have a 3-year performance period described above.
(2)The amounts reflect the performance-based cash incentive bonus earned by each NEO in each year in recognition of achievement of the relevant performance measure satisfied during such year, although not payable until the following fiscal year. For example, the amount reflected in the 2025 column was earned for the goals achieved for 2025, even though not paid until March 2026. See “Short-Term Incentive Opportunity” starting on page 35 for additional discussion on achievement and payout of the 2025 non-equity incentive plan compensation.
(3)All Other Compensation for Mr. Stenberg in 2025 includes $66,104 in relocation payments (carryover from 2024) and $11,631 contribution to his 401(k). All Other Compensation in 2024 includes $79,981 in relocation payments and $39,109 in related tax gross-up, $7,500 in contributions to 401(k) and $1,050 to his HSA plan.
(4)Includes the Company’s contributions to Mr. Conklin's and Ms. Kinlaw's 401(k) and in 2024 only $1,000 to each of their health savings account.
The amounts in the salary and non-equity incentive plan compensation columns of the “Summary Compensation Table” reflect actual amounts earned in the relevant years (even if paid in a subsequent year), while the amounts in the stock awards column reflect the fair market values of equity granted during the year and not actual amounts paid. The table entitled “Outstanding Equity Awards at 2025 Year-End” provides further information on the NEOs potential realizable value and actual value realized with respect to their equity awards.

Narrative Disclosure to Summary Compensation Table

Stenberg Employment Agreement

On March 18, 2024, the Company appointed Jon Stenberg as President, reporting to our former Chief Executive Officer until June 30, 2024, and on July 1, 2024, he was appointed Chief Executive Officer. In connection with Mr. Stenberg’s appointment, he and the Company entered into an Executive Employment Agreement, effective as of March 18, 2024 (the “Stenberg Employment Agreement”).

Below is a summary of the material terms of the Stenberg Employment Agreement. Capitalized terms used but not defined below have the meanings set forth in the Stenberg Employment Agreement.

Term: The Stenberg Employment Agreement appointed Mr. Stenberg to serve as the Company’s President until June 30, 2024 and from July 1, 2024, to serve as the Company’s Chief Executive Officer. The Employment Agreement has an initial term through June 30, 2027 and contains standard 1-year renewal provisions.

Base Salary: $500,000 per year, subject to annual review by the Company’s Board, who may increase the base salary in its sole discretion.

Short-Term Incentive: Target bonus for the Annual Bonus Opportunity is $400,000 per year. The amount of the Annual Bonus Opportunity paid each year shall be based on the degree to which performance goals established by the Board for each such fiscal year have been satisfied, as determined by the Board in its sole discretion (such amount as actually determined, the “Annual Bonus”).

Long-Term Incentive (LTI): LTI target bonus of $450,000 per year. The target bonus shall be paid in the form of restricted stock units (RSU) and/or performance stock units (PSU), or other equity grants available under the Company’s equity incentive plan then in place, the terms and conditions of which shall be governed by the applicable award agreements and equity plan documents. The amount of the LTI actually paid each year shall be based on the degree to which applicable long-term performance goals established by the Board have been satisfied, as determined by the Board in its sole discretion.

Sign-On Bonus: Grant of RSUs in the amount of $300,000, vesting over 3 years in equal 1/3 increments on the first, second and third anniversary of the effective date of the Stenberg Employment Agreement.

Relocation Payment: Mr. Stenberg is allowed certain relocation benefits and reimbursements, as reflected in the Stenberg Employment Agreement, including reimbursement for up to $35,000 of closing costs, up to $5,000 per month for temporary housing for up to 6 months, reimbursement for up to $50,000 for moving expenses and a $10,000 lump sum for miscellaneous relocation expenses. All such amounts will be grossed up.

Benefits. Mr. Stenberg is eligible to participate in all employee benefit plans and programs available generally to other similarly-situated executives of Citizens.

Termination Payments. In the event that Mr. Stenberg's employment is terminated for one of the reasons stated below, he shall be paid as described below.

Death or Disability: (i) Accrued Amounts, (ii) Pro-Rated Annual Bonus, (iii) Pro-Rated LTI.

Termination at Board's Discretion - other than In Anticipation of a Change of Control or Following a Change of Control: (i) Accrued Amounts, (ii) Pro-Rated Annual Bonus, (iii) Pro-Rated LTI, (iv) 6-months additional Base Salary.

Termination for Good Reason - Other than within the one (1) year period following a Change in Control: (i) Accrued Amounts, (ii) 50% of the Pro-Rated Annual Bonus, (iii) 50% of the Pro-Rated LTI, (iv) 50% of the Base Salary for the number of months remaining in the term, payable in equal installments during the Severance Period (v) immediate vesting of unvested equity awards, and (vi) Benefits Continuation.

Payments Upon a Termination without Cause, Board Discretion or for Good Reason In Anticipation of a Change in Control. (i) Accrued Amounts, (ii) Pro-Rated Annual Bonus, (iii) Pro-Rated LTI, (iv) two times the Base Salary at the time of termination, (v) two times the most recent Annual Bonus, (vi) immediate vesting of unvested equity awards, and (vii) Benefits Continuation.

Termination payments for other than death or disability are subject to Mr. Stenberg signing a release and subject to the restrictive covenants with respect to confidentiality, intellectual property, non-disparagement, non-competition and non-solicitation, as described in the Stenberg Employment Agreement.

Certain Definitions. For purposes of the Termination Payments:

"Accrued Amounts" means a cash payment equal to (i) earned but unpaid Base Salary accrued through the date of termination, plus (ii) accrued but unused PTO, plus (iii) if the termination is between January 1 and March 31 of any given year, the earned, but unpaid Annual Bonus, if any, which the Company agrees was earned for the previous fiscal year, plus (iv) reimbursement of reasonable business expenses and disbursements incurred and documented prior to the date of termination.

"Benefits Continuation" means payment by the Company of the cost of Mr. Stenberg's participation in the Company's group health plan (as elected as of the date of termination) for the number of months left in the Term.

"Change in Control" means (1) the dissolution or liquidation of the Company, (2) the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than fifty percent (50%) of the voting securities of the surviving entity immediately thereafter; (3) a sale of all or substantially all of the assets of the Company to another person or entity; (4) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company; or (5) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board.

“In Anticipation of a Change in Control” shall mean termination of employment by the Company without Cause or for Board Discretion within the ninety (90)-day period prior to the consummation of a Change in Control.

"Pro-Rated Annual Bonus" means a cash payment equal to the pro-rated Annual Bonus for the year of termination, based on the degree to which performance metrics for the fiscal year of termination are satisfied (paid at the same time as bonuses are paid to similarly situated executives).

"Pro-Rated LTI" means an equity payment equal to the pro-rated LTI awarded for the year of Executive’s termination, based on the degree to which performance metrics for the fiscal year of termination are satisfied, awarded at the same time as LTI is paid to similarly situated executives of the Company

"Severance Period" means the number of months remaining in the Term following the date of termination.

The foregoing summary of the Stenberg Employment Agreement is not complete and is subject to, and qualified by reference to, (i) the full text of the Stenberg Employment Agreement filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 18, 2024.

No other NEO had an employment agreement in 2025.

Material Terms of Stock Awards and Non-Equity Incentive Plan Awards

The material terms of stock awards and non-equity incentive plan awards made to our NEOs during the last completed fiscal year are described starting on page 36, "Executive Compensation - Short-Term Incentive Opportunity" and "Long-Term Incentive Opportunity".

OUTSTANDING EQUITY AWARDS AT 2025 YEAR-END

The following table shows information regarding the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2025.

Name	Grant Date		Number of shares or units of stock that have not vested (1) (#)	Market value of shares or units of stock that have not vested (3) ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (2) (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (3) ($)

Jon Stenberg	3/18/2024	(4)	90,498	$437,105
	3/28/2024	(6)	40,619	$196,190	45,696	$220,712
	3/31/2025	(7)	39,560	$191,075	29,670	$143,306
TOTAL				$824,370		$364,018

Jeffery P. Conklin	3/31/2023	(5)	9,668	$46,696
	3/28/2024	(6)	49,901	$241,022	28,037	135,419
	3/31/2025	(7)	17,582	$84,921	13,187	63,693
TOTAL				$372,639		$199,112

Sheryl Kinlaw	3/31/2023	(5)	8,536	$41,229
	3/28/2024	(6)	52,153	$251,899	24,533	118,494
	3/31/2025	(7)	15,384	$74,305	11,538	55,729
TOTAL				$367,433		$174,223

(1)These are Restricted Stock Units (RSUs) that have time-based vesting requirements, vesting in 1/3 installments equally over 3 years provided that the NEO continues to be employed with the Company through the vesting date or otherwise qualifies for accelerated vesting pursuant to the Company's RSU Retirement Policy or in the case of Mr. Stenberg, the Stenberg Employment Agreement.

(2)These are Performance Share Units (PSUs) that have a 3-year performance period. PSUs granted on March 28, 2024 have a performance period from January 1, 2024 through December 31, 2026. PSUs granted on March 31, 2025 have a performance period from January 1, 2025 through December 31, 2027. In both cases, the amount reflects the number of shares that would be awarded based on achieving minimum threshold performance goals.

(3)The dollar amounts are determined by multiplying the number of RSUs and PSUs by $4.83, the closing price of the Company’s Class A common stock on December 31, 2025.

(4)Equity inducement grant awarded to Mr. Stenberg on his start date. As of December 31, 2025, 2/3 of the original grant amount remained outstanding.

(5)These RSUs were granted on March 31, 2023. As of December 31, 2025, 1/3 of the original grant amount remained outstanding.

(6)These RSUs were granted on March 28, 2024. As of December 31, 2025, 2/3 of the original grant amount remained outstanding.

(7)These RSUs were granted on March 31, 2025 and all were outstanding at December 31, 2025.

POTENTIAL PAYMENTS UPON TERMINATION

Stenberg Employment Agreement
The following table shows the estimated Termination Payment Mr. Stenberg would have become entitled to under the terms of the Stenberg Employment Agreement had his employment terminated on December 31, 2025. For purposes of this table:
Accrued Amounts = $71,152. Reflects cash payment equal to the paid time out accrued but not used as of 12/31/2025. No other Accrued Amounts would be due because: (i) earned but unpaid Base Salary = $0 as full Base Salary for 2025 was paid as of December 31, 2025; and (ii) termination would not be between January 1 and March 31 and thus no "accrued" Annual Bonus from the prior year would have been owed.
Base Salary = $500,000
Annual Bonus = $400,000; Pro-Rated Annual Bonus = $400,000
Long-Term Incentive (LTI) = $450,000; Pro-Rated LTI = $450,000
Assumes business expenses had been fully reimbursed.
Benefits Continuation = $1,751.41 / month through June 30, 2027 (18 months); total $31,525

Termination Reason	Amount
Death or Disability (1)	$921,152
Board Discretion (2)	$1,171,152
For Good Reason (3)	$2,091,065
Without Cause, Board Discretion or For Good Reason Following a Change in Control or Without Cause or Board Discretion in Anticipation of a Change in Control (4)	$3,741,885
Any other reason (5)	$71,152

(1)Payment reflects (i) Accrued Amounts, (ii) Pro-Rated Annual Bonus, (iii) Pro-Rated LTI.
(2)Other than In Anticipation of a Change of Control or Following a Change in Control. Payment reflects (i) Accrued Amounts, (ii) Pro-Rated Annual Bonus, (iii) Pro-Rated LTI, (iv) 6-months additional Base Salary
(3)Other than within one year following a Change in Control. Payment reflects (i) Accrued Amounts; (ii) 50% of the Pro-Rated Annual Bonus, (iii) 50% of the Pro-Rated LTI, (iv) 50% of the remaining Base Salary due, (v) immediate vesting of unvested equity awards outstanding, and (v) Benefits Continuation through June 30, 2027. Assumes Mr. Stenberg signed the Release. Base Salary would be paid out over remainder of Term. Vesting of equity awards calculated by multiplying outstanding equity awards by $4.83, the closing price of Citizens' stock on December 31, 2025.
(4)Payment reflects: (i) Accrued Amounts; (ii) Pro-Rated Annual Bonus, (iii) Pro-Rated LTI, plus (iv) two times the Base Salary, plus (v) two times the most recent Annual Bonus, plus (vi) immediate vesting of all unvested equity awards outstanding, plus (vii) Benefits Continuation through June 30, 2027. Assumes Mr. Stenberg signed the Release. Base Salary and Annual Bonus would be paid out over remainder of Term. Vesting of equity awards calculated by multiplying outstanding equity awards by $4.83, the closing price of Citizens' stock on December 31, 2025.
(5)Reflects payment of accrued, but unused PTO.

Equity Grant Agreements

Pursuant to the terms of the award agreements for RSUs and PSUs granted to recipients under our Omnibus Incentive Plan, certain RSUs or PSUs, as applicable, will become vested on an accelerated basis in connection with the resignation, retirement or other termination of such participant, or upon termination or change in responsibilities following a change in control. See "Outstanding Equity Awards at 2025 Year-End" on page 42 to see the number of shares and market value that each NEO would have become entitled to receive had their employment been terminated on December 31, 2025 in connection with such an event.

PAY VERSUS PERFORMANCE

The following information is provided pursuant to the SEC pay versus performance disclosure requirements set forth for Smaller Reporting Companies in Item 402(v) of Regulation S-K (the "Pay Versus Performance Rule"). The amounts reported as “Compensation Actually Paid” do not reflect the actual amount of compensation earned by or paid to our Chief Executive Officer or our non-CEO Named Executive Officers and differ from the compensation amounts disclosed elsewhere in this proxy statement.

(a) Year (1)	(b) Summary compensation table total for CEO Jon Stenberg	(b) Summary compensation table total for CEO Gerald W. Shields	(c) Compensation actually paid to CEO Jon Stenberg (3)	(c) Compensation actually paid to CEO Gerald W. Shields (2)	(d) Average summary compensation table total for non-CEO executive officers	(e) Average compensation actually paid to non-CEO executive officers (4)	(f) Value of initial fixed $100 investment based on Total Shareholder Return (5)	(h) Net Income (in thousands)	(i) Adjusted Operating Income (in thousands) (6)
2025	$1,487,735	$—	$1,712,981	$—	$785,437	$892,306	$226.76	$14,591	$17,330
2024	$1,435,263	$956,177	$1,781,205	$989,823	$842,194	$1,002,708	$75.52	$14,912	$21,310
2023	$—	$1,400,740	$—	$1,336,131	$605,912	$598,909	$50.66	$24,437	$26,631

(1)Jon Stenberg was the CEO during 2025 and from July 1, 2024 through December 31, 2024. Gerald W. Shields was the CEO during 2023 through June 30, 2024. The non-CEO Named Executive Officers in 2025 and 2024 were Jeffery P. Conklin and Sheryl Kinlaw; and in 2023 were: Jeffery P. Conklin, Sheryl Kinlaw, Robert M. Mauldin III, and Harvey J.L. Waite.

(2)Compensation Actually Paid to Mr. Stenberg in each applicable year is calculated as follows:

Year	Summary Compensation Table Total for CEO	LESS Grant Date Fair Value of Equity Awards Granted During Applicable Year (as reflected in Summary Compensation Table)	PLUS Year-End Fair Value of Equity Awards Granted During Applicable Year that are Outstanding and Unvested at end of Applicable Year	PLUS Change in Fair Value as of Year-End of Any Prior-Year Awards that Remain Unvested as of Year-End	PLUS Change in Fair Value as of the Vesting Date from the End of the Prior Fiscal year of Any Prior Year Awards that Vested During Applicable Year	EQUALS Compensation Actually Paid
2025	$1,487,735	$450,000	$477,692	$144,986	$52,568	$1,712,981
2024	$1,435,263	$625,964	$971,906	$—	$—	$1,781,205

(3)Compensation Actually Paid to Mr. Shields in each applicable year is calculated as follows:

Year	Summary Compensation Table Total for CEO	LESS Grant Date Fair Value of Equity Awards Granted During Applicable Year (as reflected in Summary Compensation Table)	PLUS Year-End Fair Value of Equity Awards Granted During Applicable Year that are Outstanding and Unvested at end of Applicable Year	PLUS Fair Value as of Vesting Date for Equity Awards Granted and Vested During Same Year	PLUS Change in Fair Value as of the Vesting Date from the End of the Prior Fiscal year of Any Prior Year Awards that Vested During Applicable Year	EQUALS Compensation Actually Paid
2024	$956,177	$162,308	$—	$206,298	$(10,345)	$989,823
2023	$1,400,740	$234,999	$170,390	$—	$—	$1,336,131

(4)The Average Compensation Actually Paid to the non-CEO executive officers in each applicable year is calculated as follows:

Year	Average Summary Compensation Table Total for non-CEO named executive officers	LESS Average of Grant Date Fair Value of Equity Awards Granted During Applicable Year (as reflected in Summary Compensation Table)	PLUS Average of Year-End Fair Value of Equity Awards Granted During Applicable Year that are Outstanding and Unvested at end of Applicable Year	PLUS Average of Change in Fair Value as of Year-End of Any Prior-Year Awards that Remain Unvested as of Year-End	PLUS Average of Change in Fair Value as of the Vesting Date from the End of the Prior Fiscal year of Any Prior Year Awards that Vested During Applicable Year	EQUALS Average of Compensation Actually Paid
2025	$785,437	$187,500	$199,037	$70,859	$24,473	$892,306
2024	$842,194	$276,294	$412,326	$30,793	$(6,311)	$1,002,708
2023	$605,912	$107,500	$77,945	$11,148	$11,404	$598,909

(5)Calculated by determining the number of shares that $100 would have purchased on December 31, 2022 ($100 divided by $2.13, which was the closing price of our Class A Common Stock on such date) and then multiplying that share amount by the closing price on the last day of each of the applicable years to determine the value of the $100 investment at the end of each applicable year.

(6)    Adjusted Operating Income is a non-GAAP measure that is computed as income (loss) before federal income tax, with discrete adjustments that exclude investment related gains (losses), income and loss from ceased businesses and a legal fee accrual for litigation that is being appealed. Management believes that this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes that the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter. Adjusted Operating Income is calculated as follows:

For the years ended
Unaudited (In thousands)	2025	2024	2023

Adjusted Operating Income
Income before federal income tax	$17,470	$14,980	$26,174
Less:
Excluded investment related gains (losses)	140	(2,626)	760
Excluded property insurance business income (loss)	—	(204)	(1,217)
Legal fee accrual	—	(3,500)	—
Total adjustments	140	(6,330)	(457)
Adjusted income (loss) before federal income tax	$17,330	$21,310	$26,631

Relationship between Compensation Actually Paid and our Total Shareholder Return

Our stock price performance is not one of the elements used in determining Compensation Actually Paid ("CAP") to our executive officers. However, the amount of Compensation Actually Paid to our executive officers aligns with the Company's Total Shareholder Return ("TSR") due to the fact that a portion of the compensation paid to our executive Officers is comprised of equity awards. Therefore, generally, as the TSR increases, the amount of Compensation Actually Paid to our Named Executive Officers also increases due to these equity awards.
Relationship between Compensation Actually Paid and our Net Income (GAAP and Non-GAAP)

GAAP and non-GAAP net income (Adjusted Operating Income) are measures of our overall profitability that we believe are factors that can drive our stock price performance. However, Compensation Actually Paid is less sensitive to our annual GAAP and non-GAAP income because (1) our short-term annual goals are designed to achieve long-term profit growth, but neither net income or Adjusted Operating Income are Milestone pillars, and (2) our long-term goals focus on increase in book value, which our Board believes is a better measure of stock price growth.

OMNIBUS INCENTIVE PLAN (AMENDED AND RESTATED)

PROPOSAL NO. 4: APPROVAL OF AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

What Am I Voting On?
Holders of Class A common stock are being asked to approve the Citizens, Inc. Amended and Restated Omnibus Incentive Plan (the "Plan"), last approved by our shareholders in 2017. At its meeting on March 5, 2026, the Board of Directors recommended our shareholders approve the amended and restated Plan set forth in full in the Appendix. If approved by the Company’s shareholders, the Plan will become effective as of June 16, 2026 (the “Effective Date”) and will continue in effect until the tenth anniversary of the Effective Date.

Voting Recommendation: FOR
Our Board of Directors approved the Plan on March 5, 2026, subject to shareholder approval. The Plan provides for the award of stock-based benefits to attract and retain valuable employees, directors and other key individuals, align the interests of participants with shareholders, and reward outstanding performance.

Voting Standard:
Proposal No. 4 will be approved if the votes cast FOR the proposal at the Annual Meeting exceed the votes cast AGAINST it. Abstentions and broker non-votes will be disregarded and have no impact on the vote, other than for establishing a quorum.

☑ The Board unanimously recommends a vote FOR approval of our Amended and Restated Omnibus Incentive Plan.

Introduction

The Citizens, Inc. Omnibus Incentive Plan ("Original Plan") was approved by our shareholders on June 6, 2017 with a maximum of 3,000,000 shares of our Class A common stock available to grant awards. At the Annual Meeting, shareholders will be asked to approve the Amended and Restated Citizens, Inc. Omnibus Incentive Plan (the “Amended Plan”), which will
•increase the number of shares available for issuance by an additional 3,000,000,
•add a minimum vesting period of one (1) year, subject to limited exceptions; and
•extend the term of the Original Plan for another 10 years, through June 15, 2036.

The Amended Plan also clarifies that awards granted under the Amended Plan are subject to the Company's Compensation Recovery Policy, which was effective as of December 1, 2023.

Based upon the recommendation of the Compensation Committee, our Board approved the Amended Plan on March 5, 2026 and recommended that it be submitted to the shareholders for approval at this year’s Annual Meeting.

The Original Plan (and if approved, the Amended Plan) is the only plan under which equity-based compensation may currently be awarded to our employees and non-employee directors.

A copy of the Amended Plan is attached to this Proxy Statement as Appendix A and incorporated herein by reference. The following summary of key provisions of the Amended Plan is qualified in its entirety by reference to the attached Amended Plan document.

Equity Compensation is an Important Part of Our Compensation Program

As detailed in our Say-on-Pay proposal, the Compensation Committee established long-term equity-based compensation as an important element of our compensation program. The Compensation Committee emphasizes long-term equity-based compensation in order to (i) align participants’ interests with the interests of the Company’s shareholders in the long-term success of the Company; (ii) provide management with an equity ownership in the Company tied to Company performance; (iii) attract, motivate and retain key employees and non-employee directors; and (iv) provide incentive to management for continuous employment with the Company. The Amended Plan, like the Original Plan, is designed to advance these interests of the Company and its shareholders.

The Original Plan Does Not Have Sufficient Shares Available

After grants were made to non-executive officers of the Company on March 31, 2026 to fulfill their Restricted Stock Unit (RSU) achieved 2025 pay-for-performance awards, there were not a sufficient amount of shares available to fulfill the executive officer 2026 annual Long-Term Incentive Plan (LTIP) awards. Therefore, the Performance Share Unit (PSU) portion of the 2026 LTIP grant to our executive officers, which consists of 60% of the LTIP award for each such executive officer, and a total of 156,856 PSUs, has been made subject to shareholder approval of the Amended Plan.

Increasing the number of shares available for issuance under the Original Plan is necessary to enable the continued use of equity compensation awards, including those that vest based on attainment of prescribed performance goals, to provide competitive levels of compensation to key talent and promote alignment between management and shareholder interests. Citizens' strategic growth plan requires investment in human capital and successful attraction and retention of high-demand talent in a very competitive business environment. Granting equity-based compensation to eligible officers, employees and non-employee directors encourages ownership in the Company by key personnel whose contribution is essential to the Company's continued progress and, thereby, encourage recipients to act in our shareholders' interests and share in the Company's success. Our people are our greatest asset in the delivery of sustainable value to our shareholders.

If this proposal is approved by our shareholders, the Amended Plan will become effective on the date of such approval, increasing the number of shares available for issuance by 3,000,000. Without approval of the Amended Plan by our shareholders, there will be insufficient shares available under the Original Plan to make annual awards and to provide grants to new hires in the coming year. Additionally, the PSU portion of the 2026 LTIP grant made to our executive officers on March 31, 2026, which consists of 156,856 PSU shares, will be cancelled. In this event, the Compensation Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain and compensate eligible officers, employees and non-employee directors.

Like the Original Plan, the Amended Plan Features Compensation and Governance Best Practices

We believe that the Amended Plan contains provisions that are designed to protect our shareholders' interests and to reflect corporate governance best practices, including:

•Shareholder approval is required for additional shares
•Prohibits the repricing or cash buyout of stock options and SARs without shareholder approval
•Prohibits the grant of stock options and SARs with discounted exercise prices
•Minimum Vesting Requirements
•No dividends or dividend equivalents on unvested awards
•Limitations on Director Cash-Denominated Awards
•Awards Subject to Clawback Policy

Impact on Dilution and Fully-Diluted Overhang

Our Board recognizes the impact of dilution on our shareholders and has evaluated this share request carefully in the context of the need to motivate and retain our leadership team and key employees, and maintain their focus on our strategic priorities. If the Amended Plan is approved, the total fully-diluted overhang would be approximately 7.3%. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

If this proposal is approved, we intend to use these shares to grant equity awards under our Amended Plan in a manner consistent with how we have historically granted equity awards to our eligible officers, employees, and non-employee directors in the ordinary course of business.

Expected Duration of the Additional Shares

We expect that the increased share reserve under the Amended Plan, if this proposal is approved by our shareholders, will be sufficient for awards for approximately five years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix, hiring and promotion activity at the executive level, the rate at which shares are returned to the Amended Plan's reserve under permitted addbacks, the future performance of our stock price and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Summary of Key Stock Plan Data

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information, as of December 31, 2025 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans
Compensation plans approved by security holders	1,289,943	$3.09	201,635

Compensation plans not approved by security holders	—	—	—
Total	1,289,943	$3.09	201,635

Share Usage

The following table sets forth information regarding share usage (burn rate):

	2025	2024	2023
Options Granted	0	0	0
Time-Based Full Value Awards Granted (RSUs)	381,195	892,527	464,460
Performance-Based Full Value Awards Earned*	0	0	0

Weighted Average Shares Outstanding	50,099,000	49,738,000	49,696,000

Share Usage Rate	0.76%	1.79%	0.93%

Three-Year Average Share Usage Rate: 1.16%

* Performance-Based awards were not granted until 2024 and each award has a 3-year performance period.

Overhang as of April 1, 2026

The following table sets forth certain equity award information under the Original Plan as of April 1, 2026:

Total stock-settled full-value awards outstanding	1,176,309

Remaining Shares available for grant prior to the proposed increase	(97,309)*

Additional shares being requested	3,000,000

TOTAL	4,079,000

Class A Common Stock Outstanding (as of March 31, 2026)	52,183,865
Fully Diluted Overhang **	7.3%

* As of April 1, 2026 there are 59,547 shares remaining available for grant in the Original Plan. However, solely for purposes of the overhang calculation, we assume that the Amended Plan is approved and the 156,856 PSUs issued to the executive officers on March 31, 2026 are not cancelled, and thus the number of "remaining shares" is a negative number.

** In this proposal, fully-diluted overhang is calculated as the sum of stock-settled grants (RSUs and PSUs) outstanding under the Original Plan plus the remaining shares available under the Original Plan plus the proposed increase to the share reserve under the Amended Plan (numerator) divided by the sum of the numerator plus Class A Common Stock outstanding (denominator), with all data effective as of April 1, 2026 unless otherwise noted.

As of April 1, 2026, there were no options or other award types outstanding.

Plan Benefits

Because benefits to be granted under the Amended Plan are discretionary and will depend on the discretion of the Compensation Committee and Board of Directors, it is not possible to determine all of the benefits that may be received by directors, executive officers and other employees if the Amended Plan is approved by the shareholders. Because the executive officer PSU portion of the Long-Term Incentive grant was made contingent upon shareholder approval of this proposal, the only known benefits under the Amended Plan, if approved by our shareholders, are disclosed below:

	RSU (1)	PSU (2)	$ Value (3)
Jon Stenberg Chief Executive Officer and President	0	64,413	$327,218
Jeffery P. Conklin Vice President, Chief Financial Officer	0	23,856	$121,188
Sheryl Kinlaw Vice President, Chief Legal Officer	0	20,874	$106,040
All current executive officers, as a group (6 persons)	0	156,856	$796,828
All current non-employee directors, as a group (8 persons)	47,244	0	$240,000
All current or former employees who are not current executive officers or directors, as a group	0	0	$—
(1)    Non-employee directors are granted $40,000 worth of stock on the date of their election at the Annual Meeting. Amounts in this column assume the 6 non-employee directors are elected at the Annual Meeting and further assumes closing stock price of our Class A common stock on April 1, 2026, which was $5.08.
(2)     Assumes target vesting of 100% of PSUs that could be earned. If the highest level of performance is attained, the number of PSUs reflected in this column would double and at the threshold vesting the PSUs would decrease by 50%.

(3)     Based on closing stock price of our Class A common stock on April 1, 2026, which was $5.08.

No other awards have been granted that are contingent upon shareholder approval of this proposal and there are no other fixed annual grants. Accordingly, other benefits or amounts that may be received by participants under the Amended Plan are not currently determinable.

Summary of the Amended Plan

The principal features of the Amended Plan are summarized below. The following summary does not purport to be a complete description of all of the provisions of the Amended Plan. It is qualified in its entirety by reference to the complete text of the Amended Plan, as set forth in Appendix A to this Proxy Statement.

The Amended Plan provides for grants of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, dividend equivalent rights and certain performance-based cash and stock awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance targets established by the Compensation Committee for purposes of the Amended Plan.

Administration

The Amended Plan will continue to be administered by the Compensation Committee, which is and must be comprised of at least two independent members of the Board, each of whom qualify as a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1034, an “outside director” as defined in Section 162(m) of the Internal Revenue Code, and an “independent” director under NYSE Listing Rules. The Compensation Committee is authorized to interpret the Amended Plan, to determine the participants who are eligible to receive awards, to determine the types of awards to be granted and the number of shares subject to the awards, to approve the form and terms and conditions of each award, and to make all other determinations necessary or advisable for the administration of the Amended Plan, to the extent they are not inconsistent with the Amended Plan.

Eligibility

All employees, directors, consultants and advisors of the Company or its affiliates are eligible to receive awards under the Amended Plan.

Limitations on Shares Available and Awards

The maximum aggregate number of shares of Class A common stock that will be reserved and available for awards under the Amended Plan is 6,000,000; provided, however, 3,000,000 have already been used during the first 9 years of the Original Plan's term and we are only seeking an additional 3,000,000 shares. The Compensation Committee has not established specific grant targets but generally believes that this amount will provide sufficient shares for our equity compensation programs for at least the next 5 years.

The maximum number of shares that may be granted to any single employee in any fiscal year is limited to 500,000 shares for options and SARs and 300,000 shares for performance stock awards (excluding options and SARs). For incentive stock options, the aggregate fair market value of the shares (determined at the time the incentive stock option is granted) with respect to which an incentive stock option is exercisable for the first time by the grantee during any calendar year (under all incentive stock option plans of the Company or its affiliates) may not exceed $100,000. No grantee shall receive a performance cash award during any fiscal year for more than $4,000,000.

For non-employee directors, the fair value of options and awards granted to any non-employee director during any one calendar year, along with cash compensation paid to such non-employee director in respect of such director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $300,000.

The shares shall be issued from authorized and unissued Class A common stock or Class A common stock held in or acquired for the treasury of the Company. Shares subject to Options or SARs that terminate or expire unexercised, or are cancelled, forfeited or cash-settled, will become available for future award grants. Shares subject to an option or stock-settled SAR that are withheld for payment of purchase price, as a means of paying the exercise price, or for tax withholding requirements will be treated as granted and be unavailable for future awards. Shares subject to a full-value award (i.e., an equity-based award other than an option or SAR, such as an RSU or PSU) that are canceled, forfeited or cash-settled, not actually issued to the grantee at the time the award is exercised or settled, or are withheld for tax withholding requirements will become available again for future award grants.

The maximum aggregate number of shares available under the Amended Plan, the limitations on individual awards and the option price for each related outstanding option or SAR may be subject to adjustment as described in “Adjustments” below.

Types of Awards Available

The following types of awards may be granted pursuant to the Amended Plan: non-qualified stock options, incentive stock options, SARs, restricted stock, restricted stock units, dividend equivalent rights, performance stock awards and performance cash awards. All awards must be evidenced by an award document in a form approved by the Compensation Committee.

Stock Options. Stock options give the holder the right to purchase shares of our Class A common stock at a specified price during specified time periods. Stock options granted under the Amended Plan may be non-qualified stock options, incentive stock options or a combination thereof, except that stock options granted to any person who is not an employee of the Company must be non-qualified stock options. The exercise price of all options granted under the Amended Plan must be at least 100% of the fair market value of Class A common stock on the date of grant. No option may be exercised more than ten years from the date of grant. Holders of stock options have no rights as a shareholder unless and until the holder has exercised the option and acquired the shares.

Stock Appreciation Rights. SARs give the holder the right to receive cash or Class A common stock in an amount equal to the appreciation in the value of the Class A common stock over a base price established in the award. Appreciation is calculated as the excess of (i) the fair market value of a share of Class A common stock on the date of exercise over (ii) the base value fixed by the Compensation Committee on the grant date, which may not be less than the fair market value of a share of Common Stock on the grant date. No SAR may be exercised more than ten (10) years following the grant date. Holders of SARs have no rights as shareholders.

Restricted Stock. A restricted stock award gives the participant the right to receive a specified number of shares of Class A common stock in the future. Restrictions limit the participant’s ability to transfer the stock and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. The restrictions are typically time-based and/or performance based and lapse in accordance with a schedule or other conditions as determined by the Compensation Committee. Unless otherwise provided in an award document, holders of restricted stock shall have the right to vote their shares. However, the holder shall not be entitled to receive any dividends declared or paid with respect to such shares until such time as the restricted stock becomes vested. As a general rule, if a participant’s employment is terminated when the restricted stock is subject to restrictions, the participant forfeits the unvested restricted stock.

Restricted Stock Units. A restricted stock unit award gives the participant the right to receive Class A common stock, or a cash payment equal to the fair market value of our Class A common stock (determined as of a specified date), in the future, subject to certain restrictions and a risk of forfeiture. The restrictions typically involve the the continued employment or service of the participant until a specified date. Participants holding restricted stock units have no rights as a shareholder with respect to the shares of stock subject to their restricted stock unit award prior to the issuance of such shares pursuant to the award. Subject to limited exceptions, if a participant’s employment is terminated when the restricted stock units are subject to restrictions, the participant forfeits the unvested restricted stock units.

Dividend Equivalent Rights. A dividend equivalent right entitles the grantee to receive credits based on cash distributions that would have been paid on the shares of Class A common stock had the shares been issued to and held by the grantee on a particular dividend record date. No dividend equivalent right may be granted in connection with a stock option or SAR. Dividend equivalents credited to the holder of a dividend equivalent right may be deemed reinvested in additional shares of Class A common stock, which may thereafter accrue additional equivalents, or may be treated as a cumulative right to the cash amount of such dividends. Any reinvestment of deemed dividends in shares of Class A common stock shall be at fair market value on the date of the deemed dividend distribution. As a rule, dividend equivalent rights are forfeited if the participant’s employment terminates.

Performance Stock Awards and Performance Cash Awards. The Compensation Committee may grant performance stock awards or performance cash awards under the Amended Plan, which may be treated as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. A performance stock award or performance cash award gives the participant a right to receive Class A common stock, a cash payment, or a combination of stock and cash, if the participant achieves the performance targets specified by the Compensation Committee during a specified performance period. Each performance stock award or cash award will have a value determined by the Compensation Committee at the time of the grant. Subject to limited exceptions, in the event a participant who has been granted a performance stock award or performance cash awards terminates his or her employment with the Company prior to the date on which the applicable performance target or targets has been met, such performance stock/and or such performance cash award shall be immediately forfeited. In addition, the Compensation Committee has the discretion to reduce (but not increase) the number of performance awards which will be earned based on the achievement of performance goals in a manner that complies with Section 162(m). No payments with respect to dividend equivalent rights linked to or ordinary dividends payable with respect to any performance stock award shall be payable unless and until such performance stock award vests (and shall only be payable to the same extent as corresponds to the vesting of such linked performance stock award).

In establishing any performance target under the Amended Plan, the Compensation Committee shall establish an objective business target based upon one or more of the following business criteria (which may be determined by reference to the Company as a whole or any of the Company’s subsidiaries or operating divisions or any combination thereof): earnings before interest, taxes, depreciation, and amortization; profit before taxes; net income; stock price; market share; gross revenue; revenue growth; gross profit; net revenue; pretax income; operating profit or margins; operating expenses; cash flow; earnings per share; economic profit; return on equity; return on invested capital or assets; cost reductions and savings; total shareholder return; return on revenues or productivity; goals related to acquisitions; first year premium; renewal premium; risk based capital levels; and asset size.

Any business criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Internal Revenue Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. The criteria may be stated in absolute terms, may be measured against the performance of peer group companies, a market index, or such other group of companies that the Compensation Committee determines to be appropriate or may be measured against prior performance of the Company, all at the Compensation Committee’s discretion.

In all cases, the performance targets established with respect to any performance period shall be established within the first 90 days of the performance period (or the first 25% of the period, if shorter).

Change of Control

In the event of a Change of Control, the Committee may take whatever action with respect to awards outstanding as it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date or the date of exercisability in any award documents, settling any award by means of a cash payment (including a cash payment equal to the amount paid per share of Class A common stock in such Change of Control less, in the case of options, the option price) or removing any restrictions from or imposing any additional restrictions on any outstanding awards.

Except as otherwise provided in an award document, awards assumed or substituted by a successor entity following a Change of Control shall have the same vesting schedule in effect following the Change of Control; provided, however, that performance-based restrictions and conditions on performance stock awards and performance cash awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level and such awards thereafter are subject to continued vesting based on continued service through the vesting date as originally specified in the applicable award agreement. Following the Change in Control, if a grantee’s employment is terminated other than for Cause or Good Reason, or in the case of a director, a required resignation from the Board, then all of the grantee’s outstanding awards shall become fully exercisable and/or vested as the case may be as of the date of termination.

Except as otherwise provided in an award document, awards not assumed or substituted by a successor entity following a Change of Control shall become immediately vested and exercisable, as the case may be, at or immediately prior to the Change of Control and any outstanding performance stock awards or performance cash awards shall be deemed to have been fully earned as of the effective date of the Change of Control based upon an assumed achievement of all relevant performance goals at the “target” level.

The Terms "Change of Control" , "Cause" and "Good Reason" are defined in the Amended Plan attached as Appendix A.

Adjustments

If there is a change in the outstanding shares of stock because of a stock dividend, extraordinary cash dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Class A common stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment (not including the issuance of Class A common stock on the conversion of other securities of the Company that are convertible into Class A common stock), the aggregate number of shares of stock available under the Amended Plan and subject to each outstanding award, and its stated exercise price or the basis upon which the award is measured, shall be adjusted by the Compensation Committee. However, no adjustment shall be made that would cause an incentive stock option to lose its status as such without the consent of the grantee, except for adjustments made pursuant to a Change of Control.

Amendment, Modification and Termination of Amended Plan

The Board of Directors, at any time and from time to time, may amend or terminate the Amended Plan, provided that the amendment would be subject to shareholder approval if it would (i) increase the maximum number of shares available under the Amended Plan, other than adjustments pursuant to the terms of the Amended Plan, (ii) materially expand the eligible participants, or (iii) otherwise constitute a change requiring shareholder approval under applicable laws or applicable listing requirements of the New York Stock Exchange or any other exchange on which the Company’s securities are listed. No amendment to the Amended Plan shall adversely affect any outstanding award without the consent of the affected participant.

No award may be granted under the Amended Plan after the tenth anniversary of the date the Amended Plan is approved by the Company’s shareholders.

Prohibition on Repricing

No amendment or modification may be made to an outstanding option or SAR, including, without limitation, by reducing the exercise price of an option or replacing an option or SAR with cash or other award type, that would be treated as a repricing under the rules of the stock exchange on which the stock is listed, in each case, without shareholder approval.

Tax Withholding

The Company shall have the power to withhold, or require a recipient to remit to the company, an amount sufficient to satisfy federal, state and/or local withholding tax requirements on any award under the Amended Plan. To the extent that alternative methods of withholding are available under applicable laws, the Company will have the power to choose among such methods.

U.S. federal income tax consequences

The following discussion is limited to a summary of U.S. federal income tax provisions relating to the making, exercise and vesting of awards under the Amended Plan and the subsequent sale of Class A common stock acquired under the Amended Plan. The tax consequences of awards may vary depending upon the particular circumstances, and it should be noted that income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the grantee or the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain or loss realized upon a disposition of our Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain or loss if the grantee holds the shares of our Class A common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to a business expense deduction with respect to an incentive stock option, except as discussed below.

For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the grantee must be our employee or an employee of one of our direct corporate subsidiaries from the date the incentive stock option is granted through a date within three months before the date of exercise of the option.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the shares of our common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option’s exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. The Company will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to the Company’s compliance with Section 162(m) of the Code and to certain reporting requirements.

Non-qualified Stock Options. There will be no federal income tax consequences to the grantee or to the Company upon the grant of a non-qualified stock option under the Amended Plan. When the grantee exercises a non-qualified stock option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the Class A common stock received upon exercise over the exercise price, and the Company expects that it will be allowed a corresponding deduction. Any gain that the grantee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Stock Appreciation Rights. A participant receiving a SAR will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of Class A common stock received will be ordinary income to the participant and the Company expects that it will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of income to the date of grant under Tax Code Section 83(b), the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is subject to restrictions on transfer and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Class A common stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Tax Code Section 162(m). If the participant files an election under Tax Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Tax Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Tax Code Section 83(b) election. To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the Company unless the participant has made a Tax Code Section 83(b) election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

Restricted Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit award is granted. Upon receipt of shares of Class A common stock (or the equivalent value in cash) in settlement of a restricted stock unit award, a participant will recognize ordinary income equal to the fair market value of the Class A common stock or other property as of that date, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Tax Code Section 162(m).

Cash-Based Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Tax Code Section 162(m).

Tax Code Section 409A. If an award is subject to Tax Code Section 409A (which relates to nonqualified deferred compensation plans), and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. However, the Compensation Committee intends to comply with Section 409A with regard to any awards that constitute nonqualified deferred compensation within the meaning of Section 409A, and otherwise to provide awards that are exempt from Section 409A.

Registration with the SEC

The Company intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the Amended Plan once approved by our shareholders.

STOCK OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table provides information as of April 17, 2026, on the beneficial ownership of our Class A common stock by (1) each of our directors and nominees, (2) each of the other Named Executive Officers and (3) all of our directors and Named Executive Officers as a group.

Each person listed below has sole voting and investment power for all shares held by such person.

The address for each person listed below is: Citizens, Inc., 11815 Alterra Parkway, Suite 1500, Austin, Texas 78758.

NAME OF BENEFICIAL OWNER	CLASS A SHARES OWNED	PERCENT OF CLASS (1)
Directors and Nominees
Peter M. Carlson	0	*
Christopher W. Claus	72,393	*
Cynthia H. Davis	46,228	*
Jerry D. Davis, Jr.	74,242	*
Michael Harwood	92	*
Dr. Terry S. Maness	48,164	*
Sean McLaughlin	0	*
J. Keith Morgan	94,182	*
Jon Stenberg	447,674	0.9%
Mary Taylor	48,634	*

Jeffery P. Conklin	200,086	0.4%
Sheryl Kinlaw	99,350	*
Directors and named executive officers as a group
(12 individuals)	1,131,045	2.2%
    *    Less than 0.25%.

(1)Based on 50,553,564 shares of Class A common stock outstanding as of April 17, 2026.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Except as otherwise noted, the following table provides information as of April 1, 2026, with respect to the number of shares of our Class A common stock owned by each person known by the Company to be the beneficial owner of more than 5% of our Class A common stock.

NAME OF BENEFICIAL OWNER	CLASS A SHARES OWNED	PERCENT OF CLASS (1)
Galindo, Arias & Lopez (as trustee of four non-U.S. trusts and/or record holder) c/o Gala Trust and Management Services, Inc., Scotia Plaza, 9th Floor, Federico Boyd Avenue 18 and 51 Street, Panama 5 Republic of Panama (2)	4,121,765	8.2%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001 (3)	2,924,410	5.8%
Continental General Insurance Co Continental Insurance Group, Ltd. Continental General Holdings LLC Micheal Gorzynski 11001 Lakeline Blvd., Suite 120 Austin, TX 78717 (4)	2,538,719	5.0%

(1)Based on 50,553,564 shares of Class A common stock outstanding as of April 17, 2026. The ownership percentages set forth in this column are based on the assumption that GALA continued to own the number of shares reflected in the table above on such date (see explanation below).

(2)The information is based on a Schedule 13G/A filed by Galindo, Arias & Lopez (“GA&L”), Gala Trust and Management Services, Inc. (“Gala Management”) and GAMASE Insureds Trust (“Gamase,” and together with GA&L and Gala Management, “GALA”) with the SEC on February 4, 2019, reporting beneficial ownership as of December 31, 2018. GALA has not filed a Schedule 13G/A with the SEC regarding ownership of the Company’s stock since such date. As of such date, the reporting persons reported that GA&L has shared dispositive power with respect to 4,121,765 shares of Class A common stock, Gala Management has shared dispositive power with respect to 2,787,731 shares of Class A common stock and Gamase has shared dispositive power with respect to 2,526,980 shares of Class A common stock. To our knowledge, GA&L is the sole owner of Gala Management and Regal Trust (BVI) Ltd. (“Regal”), who serves as trustee for trusts that hold shares of the Company’s Class A common stock. Gala Management serves as trustee of Gamase, which holds 2,526,980 shares, and as trustee of an additional trust that holds 260,751 shares of our Class A common stock, making Gala Management the indirect beneficial owner of 2,787,731 shares. Regal serves as trustee of two trusts, one of which holds 1,101,321 shares of Class A common stock and the other of which holds 232,713 shares, making Regal the indirect beneficial owner of 1,334,034 shares. As sole owner of Gala Management and Regal, GA&L is deemed to beneficially own all shares beneficially owned by them, or a total of 4,121,765 shares of the Company’s outstanding Class A common stock.

(3)Based on a Schedule 13G filed with the SEC on July 17, 2025 by BlackRock, Inc.

(4)Based on a Schedule 13G filed with the SEC on March 25, 2026 by Continental General Insurance Company ("CGIC"), Continental Insurance Group, Ltd. ("CIG"), Continental General Holdings LLC ("CGH") and Michael Gorzynski (collectively, the "Continental Reporting Persons"). The Continental Reporting Persons indicated that CGIC directly beneficially owned all of the reported shares. As the sole owner of CGIC, CIG may be deemed to beneficially own the shares beneficially owned by CGIC. As the sole owner of CIG, CGH may be deemed to beneficially own the shares beneficially owned by CGIC. As Manager of CGH, Mr. Gorzynski may be deemed to beneficially own the shares beneficially owned by CGIC.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

ANNUAL MEETING

The Annual Meeting will be held at the Company’s principal executive office at 11815 Alterra Parkway, Suite 1500, Austin, Texas 78758 on Tuesday, June 16, 2026, at 10:00 a.m. Central Time.

ATTENDING THE ANNUAL MEETING
If you plan on attending the Annual Meeting in person, you will be required to present a valid, government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a shareholder of record, your ownership of our Class A common stock will be verified against the list of shareholders of record as of the Record Date prior to being allowed to enter the Annual Meeting. If you are a beneficial owner and hold your shares of our Class A common stock in “street name” (i.e., your shares of our Class A common stock are held in a brokerage account or by a bank or other nominee), you will need to provide evidence of beneficial ownership as of the Record Date, such as an account statement or letter from the shareholder of record (i.e., your broker, bank or other nominee), and a copy of the voting instruction form provided by the shareholder of record.

Seating at the Annual Meeting will begin at 9:30 a.m. (Central Time) on June 16, 2026. Since access to our floor is restricted, we will have a representative available in the lobby of our building from 9:30 a.m. through 9:55 a.m. to escort you to the 15th floor. If you arrive and the representative is not available, you may check in with building security. We suggest arriving at least 30 minutes early to the Annual Meeting to allow sufficient time to complete the admission process. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Admission will close five minutes before the Annual Meeting begins. If you do not provide a valid, government-issued photo identification or do not comply with the other procedures described above, you will not be admitted to the Annual Meeting. The Company reserves the right to remove from the Annual Meeting persons who disrupt the Annual Meeting or who do not comply with the rules and procedures for the conduct of the Annual Meeting.

PROXY MATERIALS

The proxy materials for the Annual Meeting include the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our shareholders primarily via “Notice and Access” delivery pursuant to SEC rules. On or about April 30, 2026, we mailed to our shareholders (other than those who previously requested a printed set) a “Notice Regarding the Availability of Proxy Materials” (the “notice”) containing instructions on how to access the proxy materials via the Internet. Utilizing this method of proxy delivery expedites receipt of proxy materials by our shareholders and reduces our cost of producing and mailing the full set of proxy materials. If you receive a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access the proxy materials and vote over the Internet. If you received a notice by mail and would like to receive paper copies of our proxy materials in the mail, you may follow the instructions in the notice for making this request. The notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by e-mail.

Our proxy materials are also available on our website at www.citizensinc.com. If you vote by Internet, simply go to www.envisionreports.com/cia and follow the prompts regarding electronic distribution consent on that site.

PROXY SOLICITATION

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Alliance Advisors, LLC to assist with proxy solicitation and related services for a fee of $36,000 plus standard out of pocket expenses. Our directors, officers and employees, along with our external Investor Relations consultant, also may solicit proxies by mail or email, telephone and personal contact. They will not receive any additional compensation for these activities. We will reimburse banking institutions, brokerage firms, custodians, nominees and fiduciaries for their costs in forwarding proxy materials to beneficial owners of our Class A common stock.

VOTING

Each share of the Company’s Class A common stock may cast one vote on each matter. Only shareholders of record at the close of business on April 17, 2026 are entitled to vote at the Annual Meeting. As of the Record Date, we had 50,553,564 shares of Class A common stock outstanding and entitled to vote. If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a shareholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “Beneficial Owner” of those shares and should respond to the communication you receive from the holder of record as soon as possible so your shares can be represented at the Annual Meeting.

VOTING PROCEDURES

Shareholders of record may vote using any of the methods listed below. If you vote in advance (methods 1, 2 or 3), we must receive your vote by 11:59 p.m. Eastern Time on June 15, 2026.

1.    BY MAIL: If you requested printed copies of the proxy materials by mail, you will receive a proxy card, and you may vote by marking, signing and dating your proxy card and returning it in the postage-paid envelope provided. The named proxies will vote your stock according to your directions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your stock in favor of the proposals.

2.    BY TELEPHONE: Call toll-free (800) 652-VOTE (8683) within the USA, US territories and Canada.

•Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

•Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the recorded message provides you.

3.     ONLINE: http://www.envisionreports.com/cia OR use the QR code on your proxy card.

•Use the Internet to vote your proxy 24 hours a day, 7 days a week.

•Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

4.    IN PERSON: You may vote in person at the Annual Meeting. If your stock is held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the Annual Meeting.

If your shares are held in a bank or brokerage account, your bank or broker will provide you with materials and instructions for voting your shares. Please check with your bank or broker and follow the voting procedures they provide to vote your shares.

If you have any questions or require assistance with voting your shares, you may contact us through Alliance Advisors, LLC at 150 Clove Road, Suite 400, Little Falls, NJ 07424. Shareholders may call toll free: 866-206-7357.

REVOCATION OF PROXIES
A shareholder may revoke his or her proxy at any time before it is voted at the Annual Meeting by:
•giving written notice of revocation to the Secretary of the Company;
◦if before the commencement of the Annual Meeting to the person serving as Secretary at the Annual Meeting site; or
◦if delivered before the date of the Annual Meeting, the Secretary of the Company at Citizens’ offices at 11815 Alterra Parkway, Suite 1500, Austin, Texas 78758;
•delivering no later than the commencement of the Annual Meeting a properly-executed, later-dated proxy; or
• voting in person at the Annual Meeting.

CITIZENS, INC. STOCK INVESTMENT PLAN PARTICIPANTS
Citizens Stock Investment Plan (“SIP”) participants are shareholders of record and thus have the right to vote all shares of Class A common stock credited to their SIP account in person or by proxy. Each SIP participant’s proxy card includes the participant’s whole or fractional shares of the Company’s Class A common stock which such participant has the right to vote. A participant’s shares will not be voted unless a participant or the participant’s proxy votes them. As described below, the SIP administrator may submit a participant’s unvoted shares at a shareholder meeting, solely for purposes of establishing a quorum, unless the participant objects by notifying us in writing. For more information about the SIP, please see the SIP prospectus contained in the Company's Registration Statement on Form S-3 (Registration No. 333-283406) filed with the SEC on November 22, 2024.

QUORUM
At the Annual Meeting, a quorum will require the presence, in person or by proxy, of the holders of a majority of the voting power represented by our shares of Class A common stock entitled to vote. Proxies received but marked as abstentions and broker non-votes are counted as present for purposes of determining quorum. Additionally, unless a SIP participant notifies the Company in writing that it elects to withhold the SIP administrator’s authority, the plan administrator is deemed to have the written authorization to appear in person or by proxy at any annual or special meeting of shareholders of the Company and to submit the participant’s unvoted shares at the meeting for the sole purpose of determining a quorum. If a quorum is not present or represented at the meeting, the shareholders entitled to vote have the power to adjourn or recess the meeting without notice, other than announcement at the meeting, until a quorum is obtained.  At a reconvened meeting where a quorum is obtained, any business may be transacted which might have been transacted at the meeting as originally noticed.

VOTING REQUIREMENTS
For Proposal No. 1 (Election of Directors), you may vote “FOR” or “AGAINST” each nominee, or “ABSTAIN” from voting. Under the Company’s Bylaws, as permitted by Colorado law, director nominees with the highest number of votes cast “FOR” their election will be elected to the Board. Cumulative voting is not permitted. Votes that are withheld or voted in abstention will be excluded entirely from the vote and will have no effect other than for purposes of establishing quorum.
Under our Director Resignation Policy, if a director receives more “against” votes than “for” votes, such director will be required to submit his or her resignation for Board consideration.
For Proposal No. 2 (Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2026), you may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting. This proposal requires for approval that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. For this proposal, abstentions and broker non-votes will be disregarded and will have no impact on the vote. If our shareholders do not vote to ratify Grant Thornton LLP's appointment, the Audit Committee may consider this in determining whether Grant Thornton LLP will continue to serve as our independent registered public accounting firm in the future.
For Proposal No. 3 (Approval, on a non-binding advisory basis of executive compensation), you may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting. This proposal requires for approval that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. For this proposal, abstentions and broker non-votes will be disregarded and will have no impact on the vote. Because your vote on executive compensation is advisory, they will not be binding upon the Company or the Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive pay.

For Proposal No. 4 (Approval of Amended and Restated Omnibus Incentive Plan), you may vote “FOR” or “AGAINST” this proposal or “ABSTAIN” from voting. This proposal requires for approval that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. For this proposal, abstentions and broker non-votes will be disregarded and will have no impact on the vote.

OTHER INFORMATION

ADDITIONAL SHAREHOLDER MATTERS

OTHER BUSINESS

Our Bylaws require shareholders to give advance notice of any proposal intended to be presented at the annual meeting. The deadline for this notice has passed and the Company has not received any such notice. If any other matter properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2027 ANNUAL MEETING OF SHAREHOLDERS

Due date for shareholder proposal: December 31, 2026

Due date for Director Nomination: No earlier than February 16, 2027 and no later than 5:00 p.m., Central Time, on March 18, 2027

Send to:
Citizens, Inc.
Attn: Secretary / Chief Legal Officer
11815 Alterra Parkway, Floor 15
Austin, TX 78758

In order to curtail controversy as to the date on which a proposal was received by us, it is suggested proponents submit their proposals by certified mail-return receipt requested.

All submissions must comply with applicable laws and the Company's bylaws.
ANNUAL REPORT ON FORM 10-K
The Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2025 and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. We will furnish to any shareholder, without charge, a copy of our Annual Report, as filed with the SEC. A request for the report can be made in writing to the Secretary of the Company at the address above. The Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on our website at www.citizensinc.com.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC allows us to send one Proxy Statement and Annual Report or Notice to shareholders with the same last name and address, reducing duplicate mailings and saving costs. Each shareholder still receives a separate proxy card for independent voting. If you want separate or combined documents for multiple accounts at the same address, contact our transfer agent, Computershare.

Computershare Investor Services
P. O. Box 43006
Providence, RI 02490-3006

Shareholder Services Number(s): 877-785-9659
(toll free within the USA, US territories & Canada)
or
1-781-575-4621 (International Direct Dial)

Investor Centre™ portal: www.computershare.com/investor

You may revoke your consent at any time by contacting Computershare using the same contact information as set forth above.

APPENDIX A

CITIZENS, INC.
AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN
Effective as of June 16, 2026
1.Purpose and Shareholder Approval.
(a)Citizens, Inc., a Colorado corporation (the “Company”) hereby adopts the Citizens, Inc. Amended and Restated Omnibus Incentive Plan (the “Plan”), effective as of June 16, 2026. The Plan amends and restates the original Citizens, Inc. Omnibus Incentive Plan that was effective as of June 6, 2016 and is intended to continue recognizing the contributions made to the Company by its employees, directors, consultants and advisors of the Company, to provide such persons with additional incentive to devote themselves to the future success of the Company, to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and certain performance-based cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals established by the Committee for purposes of the Plan. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein, except that stock options granted to any person who is not an employee of the Company shall in all cases be non-qualified stock options.
(b)The adoption the Plan is contingent on and subject to its approval by the Company’s shareholders at the Company’s annual shareholders meeting scheduled for June 16, 2026. No grants or awards shall be made under the Plan if the Plan is not so approved. The Plan is intended to meet certain requirements of the Code relating to the payment of compensation that qualifies as "performance based compensation" which is exempt from certain limitations on deduction imposed under Code Section 162(m).
2.Definitions. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:
(a)“Affiliate” means a corporation that is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.
(b)“Award” means an award of Restricted Stock, Restricted Stock Units, Stock Options, Stock Appreciation Rights, Dividend Equivalent Rights or Performance Cash Awards granted under the Plan, designated by the Committee at the time of such grant as an Award, and containing the terms specified herein for Awards.
(c)“Award Document” means the document that sets forth the terms and conditions of each grant of an Award. Awards shall be evidenced by an Award Document in such form as the Committee shall from time to time approve, which Award Document shall comply with and be subject to the terms and conditions of the Plan and such other terms and conditions as the Committee shall from time to time require that are not inconsistent with the terms of the Plan. A Grantee shall not have any rights with respect to an Award until and unless such Grantee shall have executed an Award Document containing the terms and conditions determined by the Committee.

(d)“Board of Directors” means the Board of Directors of the Company.
(e)“Cause” means, except as otherwise provided in an Award Document, that an employee-Grantee should be or was dismissed as a result of
(i)any material breach by the Grantee of any agreement to which the Grantee and the Company or an Affiliate are parties,
(ii)any act (other than retirement) or omission to act by the Grantee, including without limitation, the commission of any crime (other than ordinary traffic violations) that may have a material and adverse effect on the business of the Company or any Affiliate or on the Grantee’s ability to perform services for the Company or any Affiliate, or
(iii)any material misconduct or neglect of duties by the Grantee in connection with the business or affairs of the Company or any Affiliate.
(f)“Change of Control” shall mean, except as otherwise provided in the Award Agreement, the first to occur of any of the following events:
(i)The date any transaction is consummated that constitutes the sale or other disposition of all or substantially all of the assets of the Company, other than where such transaction results in all or substantially all of the assets of the Company being held by an entity as to which at least a majority of the equity ownership of such entity immediately after the sale or disposition is held by the same persons and in the same proportions as the Company’s common stock was held immediately before such sale or other disposition;
(ii)The date any transaction is consummated that constitutes a merger or consolidation of the Company with or into another corporation, other than a merger or consolidation of the Company in which holders of shares of the Common Stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of Common Stock immediately before the merger or consolidation;
(iii)The date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries) or any person or entity who, on the date the Plan is effective, shall have been the beneficial owner of at least fifteen percent (15%) of the outstanding Common Stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock;
(iv)The first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty four (24) month period was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of such period; or

(v)The date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated and no further contingencies remain that could prevent the consummation of such plan or arrangement. For avoidance of doubt, any transaction done exclusively for the purpose of changing the domicile of the company shall not constitute a Change of Control.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Committee” shall have the meaning set forth in Section 3(a).
(i)“Common Stock” means the Class A Common Stock, no par value per share, of the Company.
(j)“Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.
(k)“Dividend Equivalent Right” means a right, granted to a Grantee under the terms of the Plan, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.
(l)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(m)“Fair Market Value” shall mean:
(i)If the Common Stock is traded in a public market, then the Fair Market Value per Share shall be, the last reported sale price per share thereof on the relevant date (or the closing price as of the most recent trading day prior to the relevant date if the relevant date is not a trading day); or
(ii)If the Common Stock is not traded in a public market on the relevant date, the Fair Market Value shall be as determined in good faith by the Committee.
(n)“Good Reason” shall mean, except as otherwise provided in an Award Document, the termination of employment by the Grantee following the occurrence, without the Grantee’s written consent, after a Change of Control of:
(i)a material reduction in the Grantee’s base salary or wage rate or target incentive opportunity; or
(ii)the relocation of the Grantee’s principal place of employment to a location more than fifty miles from the Grantee’s principal place of employment as of immediately prior to the Change of Control;
(o)provided, however, that the foregoing events shall constitute Good Reason only if the Grantee provides the Company with written objection to the event within thirty days following the occurrence thereof, the Company does not reverse or otherwise cure the event within thirty days of receiving that written objection and the Grantee resigns the Grantee’s employment within twenty days following the expiration of the Company’s thirty-day cure period.
(p)“Grant Date” means the date established by the Committee as of which any Award has been granted to a Grantee.

(q)“Grantee” means any person who is granted an Award.
(r)“ISO” means an Option granted under the Plan that is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code.
(s)“Non-qualified Stock Option” means an Option granted under the Plan that is not intended to qualify, or otherwise does not qualify, as an “incentive stock option” within the meaning of Section 422(b) of the Code.
(t)“Option” or “Stock Option” means either an ISO or a Non-qualified Stock Option granted under the Plan.
(u)“Option Price” means the price at which Shares may be purchased upon exercise of an Option, as calculated pursuant to the applicable provisions of the Plan.
(v)“Performance Stock” means a share of Common Stock subject to a Performance Stock Award.
(w)“Performance Stock Award” means an Award of Restricted Stock or of Restricted Stock Units to a Grantee in accordance with the terms and conditions of Section 10 of the Plan.
(x)“Performance Cash Award” means an Award, designated as a dollar amount, to a Grantee in accordance with Section 10 of the Plan.
(y)“Performance Stock Award Limitation” means the limitation on the number of Shares that may be granted pursuant to Performance Stock to any one Grantee, as set forth in Section 10 of the Plan.
(z)“Performance Period” means the Company’s fiscal year or such other period as may be established by the Committee.
(aa)“Performance Target” means the performance target fixed by the Committee for a particular Performance Period.
(ab)“Restricted Stock” means Shares issued to a person pursuant to an Award.
(ac)“Rule 16b-3” means Rule 16b-3 promulgated under the Act or any successor Rule.
(ad)“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the equivalent of one (1) share of Common Stock awarded to a Grantee under Section 8 of the Plan.
(ae)“Shares” means the shares of Common Stock that are the subject of Awards.
(af)“Stock Appreciation Rights” or “SAR” means a right granted to a grantee under Section 7 of the Plan.
(ag)“Termination of Employment or Service in Connection with a Change of Control” shall be deemed to occur with respect to a Grantee if, within the one-year period (or such longer period as may be specified in an Award Document) beginning on the date of a Change of Control, the employment or service of the Grantee shall be terminated either (i) involuntarily for any reason other than for Cause, (ii) voluntarily for Good Reason or (iii) in the case of Directors, a required resignation from the Board of Directors.
3.Administration of the Plan.
(a)Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors provided such committee consists of at least two members of the Board of Directors, each of whom qualifies as a “non-employee director” (as that phrase is used for purposes of Rule 16b-3), as “outside director” (as that phrase is used for purposes of Treasury Regulation Section 1.162-26) and as an “independent director” (as that phrase is used by the rules of the stock exchange on which the Company’s shares are traded). The foregoing requirement for members of the Compensation Committee to act as the Committee shall not be applicable if the Company ceases to be a publicly traded corporation. Notwithstanding anything in this Section 3(a) to the contrary, the Board of Directors may establish more than one committee to administer the Plan with respect to separate classes of Grantees (other than officers of the Company who are subject to Section 16 of the Exchange Act), and, provided further, that the Board of Directors, itself, shall act as the Committee with respect to Awards made to non-employee members of the Board of Directors.
(b)Grants. The Committee shall from time to time at its discretion direct the Company to grant Awards pursuant to the terms of the Plan. The Committee shall have plenary authority to (i) determine the Grantees to whom and the times at which Awards shall be granted, (ii) determine the price at which Options shall be granted, (iii) determine the type of Option to be granted and the number of Shares subject thereto, (iv) determine the number of Shares to be granted pursuant to each Award and (v) approve the form and terms and conditions of the Award Documents and of each Award; all subject, however, to the express provisions of the Plan, including, specifically, Section 11 regarding grants of Awards to non-employee members of the Board of Directors. In making such determinations, the Committee may take into account the nature of the Grantee’s services and responsibilities, the Grantee’s present and potential contribution to the Company’s success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provisions of the Plan or of any Award granted under it shall be final, binding and conclusive.
(c)Exculpation. No member of the Committee shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Awards thereunder except to the extent such exculpation is prohibited by provisions of the applicable business corporations law; provided, however, that the provisions of this Section 3(c) shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.
(d)Indemnification. Service on the Committee shall constitute service as a member of the Board of Directors. Each member of the Committee shall be entitled without further act on his or her part to indemnity from the Company to the fullest extent provided by applicable law and the Company’s Articles of Incorporation and/or Bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options or Awards thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.
4.Eligibility. All employees (including employees who are members of the Board of Directors or its Affiliates), directors, consultants and advisors of the Company or its Affiliates shall be eligible to receive Awards hereunder; provided, that only employees of the Company or its Affiliates shall be eligible to receive ISOs. The Committee, in its sole discretion, shall determine whether an individual qualifies as an employee of the Company or its Affiliates.
5.Term of the Plan. No Award may be granted under the Plan after June 15, 2036.
6.Stock Options and Terms. Each Option granted under the Plan shall be a Non-qualified Stock Option unless the Option shall be specifically designated at the time of grant to be an ISO. Options granted pursuant to the Plan shall be evidenced by the Award Documents in such form as the Committee shall from time to time approve, which Award Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require that are not inconsistent with the terms of the Plan.
(a)Number of Shares. Each Award Document shall state the number of Shares to which it pertains. A Grantee may receive more than one Option, which may include Options that are intended to be ISOs and Options that are not intended to be ISOs, but only on the terms and subject to the conditions and restrictions of the Plan.
(b)Option Price. Each Award Document shall state the Option Price that shall be at least 100% of the Fair Market Value of the Shares at the time the Option is granted as determined by the Committee in accordance with this Section 6(b); provided, however, that if an ISO is granted to a Grantee who then owns, directly or by attribution under Section 424(d) of the Code, shares of capital stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares at the time the Option is granted.
(c)Exercise. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and shall (unless the Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the “Act”)), contain the Grantee’s acknowledgment in form and substance satisfactory to the Company that (i) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale that, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (ii) the Grantee has been advised and understands that (A) the Shares have not been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (B) the Company is under no obligation to register the Shares under the Act or to take any action that would make available to the Grantee any exemption from such registration, (iii) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and (iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Award Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of Shares should be delayed pending (I) registration under federal or state securities laws, (II) the receipt of an opinion that an appropriate exemption from such registration is available, (III) the listing or inclusion of the Shares on any securities exchange or in an automated quotation system or (IV) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this Section 6(c) has occurred.
(d)No Shareholder Rights Prior to Exercise. No Grantee shall, solely by reason of having been granted one or more Options, have any rights as a shareholder of the Company and shall have no right to vote Shares subject to the Option, nor any right to receive any dividends declared or paid with respect to such Shares unless and until the Grantee has exercised his or her Option and acquired such Shares.

(e)Medium of Payment. A Grantee shall pay for Shares (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve, including, without limitation, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Furthermore, the Committee may provide in an Award Document that payment may be made in whole or in part in shares of Common Stock held by the Grantee. If payment is made in whole or in part in shares of Common Stock, then the Grantee shall deliver to the Company certificates registered in the name of such Grantee representing the shares of Common Stock owned by such Grantee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is at least as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by the payment in shares of Common Stock, accompanied by stock powers duly endorsed in blank by the Grantee. Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of Common Stock to exercise an Option as it deems appropriate.
(f)Termination of Options.
(i)No Option shall be exercisable after the first to occur of the following:
(1)Expiration of the Option term specified in the Award Document, which shall not exceed (i) ten years from the date of grant, or (ii) five years from the date of grant of an ISO if the Grantee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares of capital stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or of an Affiliate;
(2)Except as otherwise provided in the Award Document, expiration of ninety (90) days from the date the Grantee’s employment or service with the Company or its Affiliate terminates for any reason other than Disability or death or as otherwise specified in this Section 6 or Section 13 below;
(3)Except as otherwise provided in the Award Document, expiration of one year from the date the Grantee’s employment or service with the Company or its Affiliate terminates due to the Grantee’s Disability or death;
(4)A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Grantee, that the Grantee has (i) committed a material and serious breach or neglect of Grantee’s responsibilities to the Company; (ii) breached his or her employment or service contract with the Company or an Affiliate; (iii) committed a willful violation or disregard of standards of conduct established by law; committed fraud, willful misconduct, misappropriation of funds or other dishonesty; (v) been convicted of a crime of moral turpitude; or (vi) accepted employment with another company or performed work or provided advice to another company, as an employee, consultant or in any other similar capacity, while still an employee of the Company, then the Option shall terminate on the date of such finding. In such event, in addition to immediate termination of the Option, the Grantee shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price of such Shares. Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture; or
(5)The date, if any, set by the Board of Directors as an accelerated expiration date pursuant to Section 13 hereof.

(ii)Notwithstanding the foregoing, the Committee may extend the period during which an Option may be exercised to a date no later than the date of the expiration of the Option term specified in the Award Documents, as they may be amended, provided that any change pursuant to this Section 6(f)(ii) that would cause an ISO to become a Non-qualified Stock Option may be made only with the consent of the Grantee.
(iii)During the period in which an Option may be exercised after the termination of the Grantee’s employment or service with the Company or any Affiliate, such Option shall only be exercisable to the extent it was exercisable immediately prior to such Grantee’s termination of service or employment, except to the extent specifically provided to the contrary in the applicable Award Document.
(g)Transfers. No Option may be transferred except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him or her. Notwithstanding the foregoing, a Non-qualified Stock Option may be transferred pursuant to the terms of a “qualified domestic relations order” within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.
(h)Holding Period. No Option may be exercised except to the extent the Option has become vested pursuant to its terms.
(i)Limitation on ISO Grants. In no event shall the aggregate Fair Market Value of the Shares (determined at the time the ISO is granted) with respect to which an ISO is exercisable for the first time by the Grantee during any calendar year (under all incentive stock option plans of the Company or its Affiliates) exceed $100,000.
(j)Other Provisions. The Award Documents shall contain such other provisions including, without limitation, provisions authorizing the Committee to accelerate the exercisability of all or any portion of an Option, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.
(k)Amendment. The Committee shall have the right to amend Award Documents issued to a Grantee, subject to the Grantee’s consent if such amendment is not favorable to the Grantee, except that the consent of the Grantee shall not be required for any amendment made under Section 13.
7.Stock Appreciation Rights.
(a)An SAR is an Award in the form of a right to receive cash or Common Stock, upon surrender of the SAR, in an amount equal to the appreciation in the value of the Common Stock over a base price established in the Award. A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Common Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The Award Document for a SAR shall specify the grant price of the SAR, which shall be at least the Fair Market Value of a share of Common Stock on the date of grant. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have an SAR Price that is no less than the Fair Market Value of one share of Common Stock on the Grant Date of the Option.

(b)The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.
(c)Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of not more than ten years from the date such SAR is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Document relating to such SAR.
(d)Holders of an SAR shall have no rights as shareholders of the Company. Holders of an SAR shall have no right to vote such Shares or the right to receive any dividends declared or paid with respect to such Shares.
(e)A holder of an SAR shall have no rights other than those of a general creditor of the Company. An SAR represents an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Document.
(f)Unless the Committee otherwise provides in an Award Document, in the event that a Grantee’s employment with the Company terminates for any reason other than because of death or Disability, any SAR held by such Grantee shall be forfeited by the Grantee and reacquired by the Company. In the event that a Grantee’s employment terminates as a result of the Grantee’s death or Disability, all remaining restrictions with respect to such Grantee’s SAR shall immediately lapse, unless otherwise provided in the Award. Upon forfeiture of an SAR, the Grantee shall have no further rights with respect to such Award.
(g)Except as provided in this Section 7, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise a SAR. Except as provided in this Section 7, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.
8.Restricted Stock and Restricted Stock Units.
(a)Restricted Stock is an Award of shares of Common Stock that is granted subject to the satisfaction of such conditions and restrictions as the Committee may determine. In lieu of, or in addition to any Awards of Restricted Stock, the Committee may grant Restricted Stock Units to any Grantee subject to the same conditions and restrictions as the Committee would have imposed in connection with any Award of Restricted Stock. Each Restricted Stock Unit shall have a value equal to the fair market value of one share of Common Stock. Each Award Document shall state the number of shares of Restricted Stock or Restricted Stock Units to which it pertains. No cash or other consideration shall be required to be paid by a Grantee for an Award.
(b)At the time a grant of Restricted Stock or Restricted Stock Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different restricted period. The Committee may, in its sole discretion, at the time a grant of Restricted Stock or Restricted Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Restricted Stock Units. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Stock or Restricted Stock Units.
(c)The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Committee may provide in an Award Document that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Document.
(d)Unless the Committee otherwise provides in an Award Document, holders of Restricted Stock shall have the right to vote such Shares. Under no circumstances shall the holder of Restricted Stock be entitled to receive any dividends declared or paid with respect to such Shares until such time as the Restricted Stock becomes vested. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Common Stock, which shall then be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.
(e)Holders of Restricted Stock Units shall have no rights as shareholders of the Company. The Committee may provide in an Award Document evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Common Stock, a cash payment for each Restricted Stock Unit held equal to the per-share dividend paid on the Common Stock; provided, however, that such cash dividend shall not be distributed to the holder of such Restricted Stock Units until the Restricted Stock Units become vested. The Award Document may also provide that such cash payment will be deemed reinvested in additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Common Stock on the date that such dividend is paid, but such additional Restricted Stock Units shall in all cases be subject to the same restrictions that apply to the original Restricted Stock Units.
(f)A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Document.
(g)Unless the Committee otherwise provides in an Award Document, in the event that a Grantee’s employment with the Company terminates for any reason other than death or Disability, any Restricted Stock or Restricted Stock Units held by such Grantee shall be forfeited by the Grantee and reacquired by the Company. In the event that a Grantee’s employment terminates as a result of the Grantee’s death or Disability, all remaining restrictions with respect to such Grantee’s Restricted Stock shall immediately lapse, unless otherwise provided in the Award Document. Upon forfeiture of Restricted Stock or Restricted Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Restricted Stock Units.

(h)Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Document, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. The restrictions upon such Restricted Stock or Restricted Stock Units shall lapse only if the Grantee on the date of such lapse is, and has continuously been an employee of the Company or its Affiliate from the date such Award was granted. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Restricted Stock Unit once the share of Stock represented by the Restricted Stock Unit has been delivered.
(i) Restricted Stock and Restricted Stock Units are intended to be subject to a substantial risk of forfeiture during the restricted period, and, in the case of Restricted Stock (but not Restricted Stock Units) subject to federal income tax in accordance with section 83 of the Code. Section 83 generally provides that Grantee will recognize compensation income with respect to each installment of the Restricted Stock on the Vesting Date in an amount equal to the then Fair Market Value of the shares for which restrictions have lapsed. Alternatively, Grantee may elect, pursuant to Section 83(b) of the Code, to recognize compensation income for all or any part of the Restricted Stock at the date of grant in an amount equal to the fair market value of the Restricted Stock subject to the election on the date of grant. Such election must be made within 30 days of the date of grant and Grantee shall immediately notify the Company if such an election is made.
9.Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the Grantee to receive credits based on cash distributions that would have been paid on the shares of Common Stock subject to an equity-based Award granted to such Grantee, determined as though such shares had been issued to and held by the Grantee. Notwithstanding the foregoing, no Dividend Equivalent Right may be granted hereunder to any Grantee in connection with a Stock Option or SAR granted to such Grantee. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Document. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be deemed reinvested in additional shares of Common Stock, which may thereafter accrue additional equivalents, or may be treated as a cumulative right to the cash amount of such dividends. Any reinvestment of deemed dividends in shares of Common Stock shall be at Fair Market Value on the date of the deemed dividend distribution. Dividend Equivalent Rights may be settled in cash or Common Stock or a combination thereof, and shall be paid or distributed in a single payment or distribution on (or as soon as practicable following) the date the underlying Award has vested (taking into account the extent of such vesting) and any such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions and to the same extent as the underlying Award to which the Dividend Equivalent Right is related expires or is forfeited. Except as may otherwise be provided by the Committee in the Award Document, a Grantee’s rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the Grantee’s termination of Service for any reason.
10.Performance Stock and Performance Cash Awards. The Committee may grant Performance Stock Awards (including Performance Restricted Stock Units) or Performance Cash Awards pursuant to the terms of Section 8 (as to Performance Stock and Performance Restricted Stock Units), with vesting or payment requirements based specifically on the attainment of one or more Performance Targets applicable to any such Award, as set forth in this Section 10. Awards granted under this Section 10 are intended to provide the Company the ability to grant Awards that may be treated as “performance-based compensation” for purposes of Code Section 162(m). Except as otherwise provided in Section 13 or in the case of a qualified retirement, death or disability, in the event a Grantee who has been granted a Performance Stock Award or Performance Cash Awards terminates his or her employment with the Company prior to the date on which the applicable Performance Target or Targets have been met (i.e., prior to vesting), such

Performance Stock and/or such Performance Cash Award shall be immediately forfeited. For purposes of clarity and avoidance of doubt, no payments with respect to Dividend Equivalent Rights linked to or ordinary dividends payable with respect to any Performance Stock Award shall be payable unless and until such Performance Stock Award vests (and shall only be payable to the same extent as corresponds to the vesting of such linked Performance Stock Award).
(a)Establishment of Performance Targets.
(i)The Committee shall establish one or more Performance Targets for each Performance Period, which Performance Targets may vary for different Grantees who may be granted Performance Stock Awards or Performance Cash Awards.
(ii)In all cases, the Performance Target(s) established with respect to any Performance Period shall be established within the first 90 days (or the first 25%, if shorter) of the Performance Period.
(iii)Each Performance Target established under the Plan shall constitute a goal as to which an objective method or methods is available for determining whether such Performance Target has been achieved. In addition, the Committee shall establish in connection with the Performance Targets applicable to a Performance Period an objective method for computing the portion of a particular Performance Share Award that may be treated as vested as a result of attaining such Performance Target(s).
(b)Vesting or Payment of Performance Stock Awards or Performance Cash Awards. Vesting of Performance Stock Awards and payment of Performance Cash Awards shall be determined at the time (or times) and in the manner established by the Committee for a Performance Period; provided, however, that no portion of a Performance Stock Award and no portion of a Performance Cash Award shall become vested or payable, as the case may be, unless and until (i) the Plan is approved by the Company's shareholders, and (ii) the Committee has certified in writing that the Performance Target or Target(s) for the particular Performance Period for which a Performance Stock Award is granted has been achieved.
(c)Subsequent Shareholder Approval. The Plan shall be again disclosed to the Company's shareholders for approval at the time or times required under Code Section 162(m) and/or Treasury Regulations promulgated thereunder in order for the Performance Share Awards granted under the Plan to continue to qualify as performance-based compensation that is exempt from the limitations on deductibility of compensation under Code Section 162(m). No Performance Share Awards shall granted if such required shareholder approval has not been obtained.
(d)Criteria to be Used in Establishing Performance Targets. In establishing any Performance Target under the Plan, the Committee shall establish an objective business target based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company's subsidiaries, operating divisions or other operating units, or (iii), any combination thereof):
(i)Earnings before interest, taxes, depreciation, and amortization;
(ii)Profit before taxes;
(iii)Net income
(iv)Stock price;
(v)Market share;
(vi)Gross revenue;
(vii)Revenue growth

(viii)Gross profit;
(ix)Net revenue;
(x)Pretax income;
(xi)Operating profit or operating margins;
(xii)Operating expenses;
(xiii)Cash flow;
(xiv)Earnings per share;
(xv)Economic profit;
(xvi)Return on equity;
(xvii)Return on invested capital or assets;
(xviii)Cost reductions and savings;
(xix)Total shareholder return;
(xx)Return on revenues or productivity;
(xxi)Goals related to acquisitions or divestitures;
(xxii)First year premium;
(xxiii)Renewal premium;
(xxiv)Risk based capital levels; and
(xxv)Asset size.
Any business criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP. (For the avoidance of doubt, with respect to Awards that do not constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, “business criteria” include any of the above criteria, as well as any other objective or subjective criteria that the Committee in its discretion shall determine.)
The criteria described in this Section 10(d) may be stated in absolute terms, may be measured against the performance of peer group companies, a market index, or such other group of companies that the Committee determines to be appropriate or may be measured against prior performance of the Company, all at the Committee’s discretion.
(e)Discretion and Adjustments. The Committee may retain the discretion to reduce (but not to increase) the amount or number of Performance Awards which will be earned based on the achievement of performance goals. At the time the performance goals are established, or otherwise in a manner that complies with Section 162(m) of the Code, the Committee may determine to appropriately adjust any evaluation performance under a performance goal to include or exclude, without limitation, any of the following events that occurs during a performance period: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, and (v) any item of an unusual nature or of a type that indicates infrequency of occurrence, or both, including those described in the Financial Accounting Standards Board’s authoritative guidance, footnotes to the Company’s financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s reports on Form 10-K, 10-Q or 8-K for the applicable year, in each case to the extent permitted in Section 162(m) of the Code.

(f)Performance Stock and Performance Cash Award Limitation. Notwithstanding anything to the contrary herein, no employee-Grantee shall receive a Performance Stock Award or Awards (excluding Options and SARs) during any fiscal year of the Company for more than three hundred thousand (300,000) Shares adjusted as provided in Section 14, nor shall any Grantee receive a Performance Cash Award during any fiscal year of the Company for more than four million dollars ($4,000,000). The individual participant limit for Options and SARs is specified in Section 12(c), below.
11.Grants of Awards to Non-Employee Directors. Notwithstanding anything herein to the contrary, no Awards shall be granted under the Plan to any non-employee member of the Board of Directors except as provided for in this Section 11. Specifically, non-employee members of the Board of Directors shall only receive Awards as follows:
(a)Grants may be in the form of any Option (other than an ISO) or Award permitted under the Plan;
(b)The fair value of Awards granted to any non-employee member of the Board of Directors during any one calendar year, along with cash compensation paid to such non-employee member of the Board of Directors in respect of such director’s service as a member of the Board of Directors during such year (including service as a member or chair of any committees of the Board of Directors) during such fiscal year shall not be in excess of three hundred thousand dollars ($300,000).
12.Limitations on Awards.
(a)Shares Subject to Plan. The aggregate maximum number of Shares for which Awards may be granted pursuant to the Plan is six million (6,000,000) adjusted as provided in Section 14, all of which may be granted as ISOs.
(i)The Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company.
(ii)Shares covered by an Award shall be counted against the limit set forth in this Section 12(a). If any Shares covered by an Award granted under the Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Common Stock subject thereto, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination, cash-settlement or expiration, again be available for the grant of Awards under the Plan in the same amount as such Shares were counted against the limit set forth in this section.
(iii)If an Option or a SAR terminates or expires without having been fully exercised for any reason, or is canceled or forfeited or cash-settled pursuant to the terms of an Award, the Shares for which the Option or SAR was not exercised may again be the subject of an Award granted pursuant to the Plan. To the extent Shares subject to an Option or stock-settled SAR are withheld by the Company for payment of purchase price or as a means of paying the exercise price, or for payment of federal, state or local income or wage tax withholding requirements, the Shares that are so withheld shall be treated as granted and shall not again be available for subsequent grants of Awards under the Plan.
(iv)If any full-value Award (i.e., an equity-based Award other than an Option or SAR) is canceled or forfeited or cash-settled pursuant to the terms of an Award, the Shares for which such Award was canceled or forfeited or cash-settled may again be subject of an Award granted pursuant to the Plan. To the extent Shares subject to a full-value Award are not actually issued to the Grantee at the time the Award is exercised or settled, including where Shares are withheld for payment of federal, state or local income or wage tax withholding, the Shares that are so withheld shall again be available for grants of Awards under the Plan.
(b)No Repricing. Other than pursuant to Section 14, the Committee shall not without the approval of the Company’s stockholders (a) lower the exercise price per Share of an Option or SAR after it is granted, (b) cancel an Option or SAR when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (c) take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed. The foregoing limitations on modifications of SARs and Options shall not be applicable to changes the Committee determines to be necessary in order to achieve compliance with applicable law, including Internal Revenue Code Section 409A.
(c)Limits on Shares Subject to Options and SARs. The maximum number of Shares for which Options and SARs may be granted to any single employee in any fiscal year, adjusted as provided in Section 14, shall be five hundred thousand (500,000) Shares. For purposes of clarity and avoidance of doubt, the limitation provided for in this Section 12(c) shall apply to the aggregate number of Shares subject to Options and SARs granted to any one employee during a fiscal year.
(d)    Minimum Vesting Period. All Awards granted under the Plan that may be settled in Shares must have a minimum vesting period of one (1) year from the date of grant, provided that such minimum vesting period will not apply to Awards with respect to up to five percent (5%) of the number of shares covered by the Plan, provided, however, that the foregoing does not prohibit the Committee from granting Awards that contain rights to accelerated vesting on the termination of employment, retirement, death or Disability or due to a Change of Control.
13.Change of Control. In the event of a Change of Control, the Committee may take whatever action with respect to Awards outstanding as it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date or the date of exercisability in any Award Documents, settling any Award by means of a cash payment (including a cash payment equal to the amount paid per share of Common Stock in such Change of Control less, in the case of Options, the Option Price) or removing any restrictions from or imposing any additional restrictions on any outstanding Awards. Except to the extent otherwise provided in an Award Document, the following provisions shall apply in the event of a Change of Control:
(a)Awards Assumed or Substituted by Surviving Entity. Awards assumed by an entity that is the surviving or successor entity following a Change of Control (the “Surviving Entity”) or are otherwise equitably converted or substituted in connection with a Change of Control shall have the same vesting schedule in effect following the Change of Control; provided, however, that performance-based restrictions and conditions on all Performance Stock Awards and Performance Cash Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level and such awards thereafter are subject to continued vesting based on continued service through the vesting date as originally specified in the applicable original award agreement. Following the Change in Control, if a Termination of Employment or Service in Connection with a Change in Control occurs, then all of the Grantee’s outstanding Awards shall become fully exercisable and/or vested as the case may be as of the date of termination, with payout to such Grantee within 60 days following the date of termination of employment, provided that the payment date of any Awards that are considered to be deferred compensation shall not be accelerated.

(b)Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change of Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee or the Board of Directors, all outstanding Awards shall become immediately vested and exercisable, as the case may be, at or immediately prior to the consummation of the event that constitutes the Change of Control, and any outstanding Performance Stock Awards or Performance Cash Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a payout to Grantees within sixty (60) days following the Change of Control.
14.Adjustments on Changes in Capitalization. The aggregate number of Shares and class of Shares as to which Awards may be granted hereunder, the limitation as to grants to individuals set forth in Section 12(c) hereof, the number of Shares covered by each outstanding Award, and the Option Price for each related outstanding Option and SAR, shall be appropriately adjusted in the event of a stock dividend, extraordinary cash dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company that are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive; provided, however, that no adjustment shall be made that will cause an ISO to lose its status as such without the consent of the Grantee, except for adjustments made pursuant to Section 13 hereof.
15.Substitute Awards. Notwithstanding anything in the Plan to the Contrary, the Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be made on such terms and conditions as the Committee considers appropriate in the circumstances.
16.Amendment of the Plan. The Board of Directors may amend the Plan from time to time in such manner as it may deem advisable; provided that, without obtaining shareholder approval, the Board of Directors may not: (i) increase the maximum number of Shares as to which Awards may be granted, except for adjustments pursuant to Section 14, (ii) materially expand the eligible participants or (iii) otherwise adopt any amendment constituting a change requiring shareholder approval under applicable laws or applicable listing requirements of the New York Stock Exchange or any other exchange on which the Company’s securities are listed. No amendment to the Plan shall adversely materially affect any outstanding Award, however, without the consent of the Grantee.
17.No Commitment to Retain. The grant of an Award shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Grantee in the employ of the Company or an Affiliate and/or as a member of the Company’s Board of Directors or in any other capacity.

18.Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer Shares in connection with an Award or the exercise of an Option, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Grantee’s compliance, to the Company’s satisfaction, with any withholding requirement.
19.Source of Shares; Fractional Shares. The Common Stock that may be issued (which term includes Common Stock reissued or otherwise delivered) pursuant to an Award under the Plan shall be authorized but unissued Stock. No fractional shares of Stock shall be issued under the Plan, and shares issued shall be rounded down to the nearest whole share, but fractional interests may be accumulated pursuant to the terms of an Award. Notwithstanding anything in the Plan to the contrary, the Company may satisfy its obligation to issue Shares hereunder by book-entry registration.
20.Deferred Arrangements. The Committee may permit or require the deferral of any award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalents, including converting such credits into deferred Common Stock equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.
21.Parachute Limitations. Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right or Dividend Equivalent Right held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be subject to excise tax under Code Section 4999; provided, however, that the foregoing limitation on Options or Awards under the Plan shall only be applicable to the extent that the imposition of such limitation is, on a net after tax basis, beneficial to the Grantee. The Committee shall have the authority to determine what restrictions and/or reductions in payments shall be made under this Section 21 in order to avoid the detrimental tax consequences of Code Section 4999, and may use such authority to cause a reduction to payments or benefits that would be made by reason of contracts, agreements or arrangements that are outside the scope of the Plan, to the extent such a reduction would result in a greater, net after-tax benefit to the Grantee.
22.Section 409A. The Committee intends to comply with Section 409A of the Code (“Section 409A”) with regard to any Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A, and otherwise to provide Awards that are exempt from Section 409A.
23.Unfunded Status of Plan. The Plan shall be unfunded. Neither the Company, nor the Board of Directors nor the Committee shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, nor the Board of

Directors, nor the Committee shall be deemed to be a trustee of any amounts to be paid or securities to be issued under the Plan.
24.Compensation Recovery. All Awards granted under this Plan are subject to the Company’s Compensation Recovery Policy, effective as of December 1, 2023, as may be amended or in effect from time-to-time.
(a)Additionally, the recovery of compensation under this Section 24 is separate from and in addition to the compensation recovery requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company's Chief Executive Officer and Chief Financial Officer, and the Committee shall reduce the recoupment under this Section 24 by any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to such section.
25.Governing Law. The validity, performance, construction and effect of this Plan shall, except to the extent preempted by federal law, be governed by the laws of the State of Texas, without giving effect to principles of conflicts of law.

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2026 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the Director nominees listed, and FOR Proposals 2, 3 and 4.

1. Election of Directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Peter M. Carlson	☐	☐	☐	02 - Christopher W. Claus	☐	☐	☐	03 - Cynthia H. Davis	☐	☐	☐
04 - Michael P. Harwood	☐	☐	☐	05 - Sean McLaughlin	☐	☐	☐	06 - Jon Stenberg	☐	☐	☐
07 - Mary Taylor	☐	☐	☐								

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Proxy – Citizens, Inc.

Notice is hereby given that the 2026 Annual Meeting of Shareholders of Citizens, Inc. will be held June 16, 2026, at 10:00 a.m., Central Time, at **11815 Alterra Parkway, Suite 1500, Austin, TX 78758, for the purposes stated on the reverse side of this proxy.**

The undersigned hereby appoints the President and Secretary of Citizens, Inc. (the "Proxies"), each of them, with full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2026 Annual Meeting of Shareholders of Citizens, Inc., to be held on June 16, 2026 or at any postponement or adjournment thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Shares represented by properly executed proxies received by us prior to the meeting will be voted as specified thereon. If a proxy fails to specify how it is to be voted on any proposal, any proxy that is given and not revoked will be voted in accordance with the recommendations of the Company's Board of Directors **FOR** all the Director nominees listed, **FOR** Proposals 2, 3 and 4. It is important, regardless of the number of shares you hold, that your stock be represented at the meeting by a signed proxy card or personal attendance.

(Items to be voted appear on reverse side)

Executive Offices: 11815 Alterra Parkway, Suite 1500, Austin, Texas 78758

C Non-Voting Items

Change of Address — Please print new address below.